Exhibit 10.10

LICENSE AGREEMENT

by and between

IRONWOOD PHARMACEUTICALS, INC.

and

LABORATORIOS ALMIRALL, S.A.

April 30, 2009

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

LICENSE AGREEMENT

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is entered into on this 30th day of April, 2009 (the “Effective Date”), by and among Ironwood Pharmaceuticals, Inc., a Delaware corporation (“Ironwood”) and Laboratorios Almirall, S.A., a corporation organized under the laws of Spain (“Partner”). Ironwood and Partner may be referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

A.            Ironwood is developing the Licensed Compound (as defined below) which has uses or potential uses in the treatment and prevention of disease in humans.

B.            Ironwood (formerly Microbia, Inc.) has entered into a Collaboration Agreement with Forest Laboratories, Inc. (“Forest”), effective as of September 12, 2007 (the “Forest Agreement”), under which Ironwood exclusively licensed to Forest certain rights to the Licensed Compound in the Forest Territory (each, as defined below) and Ironwood and Forest agreed to collaborate on the development and commercialization of such compound in the Forest Territory.

C.            Partner is engaged in the research, development, and commercialization of human pharmaceutical products.

D.            Ironwood desires to grant to Partner and Partner desires to receive an exclusive license to develop, market, and distribute the Licensed Compound in certain territories outside of North America on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.             DEFINITIONS

For purposes of this Agreement, the following terms, when used in this Agreement, have the meanings assigned to them in this Section 1.

1.1.          “Administrator” is defined in Section 10.1.3(a).

1.2.          “Affiliate” means, with respect to a Person, any Person that controls, is controlled by, or is under common control with such first Person. For purposes of this definition only, “control” means (a) to possess, directly or indirectly, the power to direct the management or policies of a Person, whether through ownership of voting securities or by contract relating to voting rights or corporate governance, or (b) to own, directly or

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

indirectly, more than 50% of the outstanding voting securities or other ownership interests of such Person.

1.3.          “Agreement” is defined in the Introduction.

1.4.          “API Manufacturing” means the Manufacture and supply of the Licensed Compound that is included in a Product for Commercialization hereunder.

1.5.          “Applicable Law” means all applicable statutes, ordinances, regulations, rules, or orders of any kind whatsoever of any Regulatory Authority, as amended from time to time in the Territory.

1.6.          “Applicable Period” is defined in Section 4.6.4.

1.7.          “Arbitrator” is defined in Section 10.1.3(a).

1.8.          “Authorized Recipient” is defined in Section 5.1.1.

1.9.          “Calendar Quarter” means each of the three consecutive month periods ending on March 31, June 30, September 30, and December 31.

1.10.        “CC” means chronic constipation.

1.11.        “Change of Control” means any of the following: (i) the sale or disposition of all or substantially all of the assets of a Party to a Third Party, (ii) the acquisition by a Third Party, other than an employee benefit plan (or related trust) sponsored or maintained by a Party or any of its Affiliates, of more than 50% of such Party’s outstanding shares of voting capital stock (e.g., capital stock entitled to vote generally for the election of directors), (iii) the appointment or election to the board of directors of a Party of members constituting a majority of such board who were not appointed, approved or recommended for election by the board of directors as constituted immediately prior to the appointment or election of such majority, or (iv) the merger or consolidation of a Party with or into another corporation, other than, in the case of (ii) or (iii) of this Section 1.11, an acquisition or a merger or consolidation of a Party in which holders of shares of such Party’s voting capital stock immediately prior to the acquisition, merger or consolidation have at least 50% of the ownership of voting capital stock of the acquiring Third Party or the surviving corporation in such merger or consolidation, as the case may be, immediately after the merger or consolidation. Notwithstanding the foregoing, a Change of Control will not be deemed to occur on account of an initial public offering, the acquisition of securities of a Party by an institutional investor, or Affiliate thereof, that acquires a Party’s securities in a transaction or series of related transactions as a passive investment which does not affect the management of such Party, or a sale of assets, merger or other transaction effected exclusively for the purpose of changing the corporate domicile of a Party.

1.12.        “Claim” is defined in Section 10.1.3(a).

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

1.13.        “Clinical Trial Material” means the Licensed Compound in finished dosage form that is used in clinical trials, but not for Commercial sale.

1.14.        “Collaboration Know-How” means Know-How that is invented, conceived, or developed by or on behalf of either or both Parties’ (or their Affiliates’) employees or Third Parties acting on such Parties’ behalf, in each case in the course of such Party’s performance under this Agreement.

1.15.        “Collaboration Patent Rights” means Patent Rights claiming Collaboration Know-How.

1.16.        “Collaboration Technology” means Collaboration Know-How and Collaboration Patent Rights, and all other intellectual property rights in any of the foregoing.

1.17.        “Commercial Launch” means the initial First Commercial Sale of a Product in the Territory.

1.18.        “Commercialization Plan” means the strategic commercialization plan for the Product in the Field in the Territory which sets forth, among other things, (a) a multi-year marketing strategy that includes plans for market research, health economics, pricing and reimbursement, medical affairs and value added initiatives, (b) a multi-year communications strategy that includes plans for public relations, conferences and exhibitions and other external meetings, internal meetings and communications, publications and symposia, internet activities and core brand package, (c) a multi-year strategy for Phase IV studies and lifecycle management activities, (d) a high level operating plan for the implementation of such strategies on an annual basis, including without limitation, information related to product positioning, core messages to be communicated, share of voice requirements and pricing strategies, (e) a level of detailing activity that would be Commercially Reasonable for a company comparable to Partner for a product having similar market potential in the Territory, (f) a commercialization budget, and (g) all other activities to be conducted in connection with the Commercialization of the Product in the Field in the Territory. The Commercialization Plan will be updated at least once a year.

1.19.        “Commercialization” means any and all activities of importing, marketing, promoting, distributing, offering for sale, or selling a Product, including for example pre-Commercial Launch market development activities conducted in anticipation of Regulatory Approval of Product, seeking pricing and reimbursement approvals for Product, if applicable, preparing advertising and promotional materials, sales force training, all interactions and correspondence with a Regulatory Authority regarding Phase IV clinical trials. Commercialization does not include Development or Manufacturing. When used as a verb, “Commercialize” means to engage in Commercialization.

1.20.        “Commercially Reasonable Efforts” means those efforts and resources normally used by a Third Party similarly situated to a Party hereunder for a product or compound

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

owned by such Third Party or to which such Third Party has rights of the type such Party has hereunder, taking into account, without limitation, issues of safety and efficacy, product profile, the proprietary position of the product or compound, the regulatory environment and status of the compound, and other relevant scientific factors, market conditions then prevailing, including the competitive environment, profitability, the extent of market exclusivity, the cost to Develop the compound or product, health economic claims, and other similar factors reasonably determined by the Third Party to be relevant. Without limiting the foregoing, Commercially Reasonable Efforts as it applies to the clinical development of the Licensed Compound and Product hereunder means adherence to the activities and time lines (to the extent adherence to such activities and time lines is controllable by the Party responsible for performing such activities) set forth in the Development Plan, as may be amended from time to time based on the results of studies conducted with the Licensed Compound and Product, the Commercialization Plan, as may be amended from time to time, and regulatory factors. “Commercially Reasonable” as used in this Agreement will be interpreted in a corresponding manner.

1.21.        “Confidential Information” means, with respect to a Party, all information (and all tangible and intangible embodiments thereof), which is Controlled by such Party, is disclosed by such Party to the other Party pursuant to this Agreement, and is designated as confidential in writing by the disclosing Party whether by letter or by use of an appropriate stamp or legend, prior to or at the time any such information is disclosed by the disclosing Party to the other Party. In addition, any information which is orally, electronically or visually disclosed by a Party, or is disclosed in writing without an appropriate letter, stamp or legend, will constitute Confidential Information if the disclosing Party, within [**] after such disclosure, delivers to the receiving Party a written document or documents describing the information disclosed and referencing the place and date of such oral, visual, electronic or written disclosure and the names of the Person(s) to whom such disclosure was made; provided, however, that any information disclosed at a meeting of the JDC or JCC will constitute Confidential Information unless otherwise specified.

1.22.        “Control” or “Controlled” means, with respect to any intellectual property right of a Party, that the Party or its Affiliate owns or has a license to such intellectual property right and has the ability to grant access, a license, or a sublicense to such intellectual property right to the other Party as provided in this Agreement without violating an agreement with or other rights of any Third Party.

1.23.        “Development Material” means the Licensed Compound in bulk form or Clinical Trial Material that is intended to be used solely for Development purposes.

1.24.        “Development Plan” means the plan for the Development of the Licensed Compound for Regulatory Approval and Post-Approval Research prepared and approved by the JDC and as amended or updated from time to time, but in no event less frequently than once a Year, in accordance with this Agreement.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

1.25.        “Development” means all activities performed by or on behalf of either Party in the performance of any Development Plan for the Product in the Field in the Territory. Development will include, without limitation, all activities related to research (including, without limitation, Post-Approval Research), preclinical testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, quality assurance/quality control, clinical studies including Phase II, Phase III and pricing studies, seeking Regulatory Approval and otherwise handling regulatory affairs, statistical analysis and report writing performed pursuant to the Development Plan with respect to the Product. Development will not include Manufacturing or Commercialization. When used as a verb, “Develop” means to engage in Development.

1.26.        “Direct Costs” means mean the costs of raw materials, utilities, supplies, services, fees, gain or loss on raw material hedging, and other resources directly consumed or used in Manufacturing the Development Material and Licensed Compound, as applicable, as well as all amounts paid to Third Parties in connection with such Manufacturing Activities.

1.27.        “Disclosing Party” is defined in Section 5.1.1.

1.28.        “Effective Date” is defined in the Introduction.

1.29.        “Fair Market Value” means with respect to a valuation required by any provision of this Agreement, the price which a willing buyer would pay, on an arm’s length basis, for all rights and related intellectual property assets which comprise the assets, data, or rights being valued, in light of the status of development and reasonably anticipated risks and costs of further development and the market potential for the commercialization of such assets, data or rights.  In any case where Fair Market Value must be determined but is not determined by good faith negotiations between the Parties, pursuant to Section 8.4.2(a), [**]. In addition, as the Parties wish to assure that Fair Market Value will be determined without regard to [**], Fair Market Value will be based upon [**] excluding any payment made pursuant to Section 4.1 of this Agreement.

1.30.        “Field” means all human prophylactic and therapeutic uses of a product in all Oral Formulations and dosage forms for any and all indications, including but not limited to IBS-C, CC, OIC, and other lower gastrointestinal disorders.

1.31.        “First Commercial Sale” means, with respect to the Product and any country of the Territory, the first sale of such Product under this Agreement for use in the Field to a Third Party in such country, after such Product has been granted Regulatory Approval for use in the Field by the competent Regulatory Authorities in such country.

1.32.        “Force Majeure” is defined in Section 10.2.

1.33.        “Forest Agreement” is defined in Section B of the Recitals.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

1.34.        “Forest Patent Rights” means any Patent Rights that are included in the rights granted by Forest to Ironwood pursuant to the Forest Agreement.

1.35.        “Forest Territory” means the countries of North America, consisting of the United States, Canada, and Mexico, and their respective territories and possessions (including Puerto Rico, irrespective of political status).

1.36.        “Forest” is defined in Section B of the Recitals.

1.37.        “Fully Absorbed Cost” means Ironwood’s costs to Manufacture the Development Material and Licensed Compound, as applicable, consisting of Direct Costs and Indirect Costs, all determined in accordance with GAAP.

1.38.        “GAAP” means United States generally accepted accounting principles, as in effect from time to time.

1.39.        “Good Clinical Practice” or “GCP” means the standards of good clinical practice as are required by governmental agencies in countries in which the Products are intended to be sold.

1.40.        “Good Laboratory Practice” or “GLP” means the standards of good laboratory practice as are required by governmental agencies in countries in which the Products are intended to be sold.

1.41.        “Good Manufacturing Practice” or “GMP” means the standards of good manufacturing practice as are required by governmental agencies in countries in which the Products are intended to be Manufactured or sold.

1.42.        “Group” is defined in Section 5.5.

1.43.        “IBS-C” means irritable bowel syndrome with the primary manifestation of constipation.

1.44.        “Impairment” is defined in Section 8.4.2(a).

1.45.        “Indemnified Party” is defined in Section 9.3.

1.46.        “Indemnifying Party” is defined in Section 9.3.

1.47.        “Indirect Costs” means the costs of [**], all to the extent directly related to the Manufacture of the Development Materials and Licensed Compound, as applicable.

1.48.        “Infringement” is defined in Section 7.6.1.

1.49.        “Initial Development Plan” is defined in Section 3.1.2.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

1.50.        “Initiating Party” is defined in Section 7.6.3.

1.51.        “Investment” is defined in Section 4.7.

1.52.        “Ironwood House Marks” is defined in Section 7.5.3.

1.53.        “Ironwood Indemnified Party” is defined in Section 9.2.

1.54.        “Ironwood Know-How” means (i) Know-How Ironwood Controls as of the Effective Date, including Know-How that has arisen or arises under the Forest Agreement, or that comes into the Control of Ironwood during the Term (other than Joint Know-How) to the extent necessary or useful in the Territory to Develop or Commercialize the Licensed Compound or Product, including without limitation any method of making the Licensed Compound or Product, any composition or formulation of the Licensed Compound or Product, or any method of using or administering the Licensed Compound or Product, and (ii) Collaboration Know-How (other than Joint Know-How) that is invented, conceived or developed by solely employees of Ironwood or its Affiliates, or Third Parties acting on behalf of Ironwood or its Affiliates.

1.55.        “Ironwood Patent Rights” means (i) any Patent Rights claiming Ironwood Know-How, and (ii) any other Patent Rights that Ironwood Controls as of the Effective Date, including Patent Rights under the Forest Agreement, or that come into the Control of Ironwood during the Term (other than Joint Patent Rights and Patent Rights which are Partner Patent Rights licensed to Ironwood pursuant to this Agreement) to the extent such rights cover or recite the License Compound or Product, any method of making the Licensed Compound or Product, any composition or formulation of the Licensed Compound or Product in the Territory.

1.56.        “Ironwood Technology” means Ironwood’s interest in (i) the Ironwood Know-How, (ii) the Ironwood Patent Rights, and all other intellectual property rights in any of the foregoing

1.57.        “Ironwood” is defined in the Introduction.

1.58.        “JCC” is defined in Section 3.4.1(a).

1.59.        “JDC” is defined in Section 3.1.1(a).

1.60.        “Joint Know-How” means any Collaboration Know-How that is invented, conceived or developed jointly by an employee of Ironwood or its Affiliates (or a Third Party acting on any of their behalf) and an employee of Partner or its Affiliates (or a Third Party acting on any of their behalf).

1.61.        “Joint Patent Right” means any Patent Right that claims Joint Know-How and names as the inventors one or more employees or agents of Ironwood or its Affiliates

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

together with one or more employees or agents of Partner or its Affiliates, as determined by U.S. law.

1.62.        “Joint Technology” means Joint Know-How, Joint Patent Rights, and all other intellectual property rights therein.

1.63.       “Know-How” means all inventions, discoveries, data, information (including scientific, technical or regulatory information), processes, methods, techniques, materials, technology, results, analyses, laboratory, pre-clinical and clinical data, or other know-how, whether or not patentable, including without limitation pharmacology, toxicology, drug stability, manufacturing and formulation methodologies and techniques, clinical and non-clinical safety and efficacy studies, marketing studies, absorption, distribution, metabolism and excretion studies.

1.64.        “Launch Plan” means the plan regarding the Commercial Launch of the Product in the Territory attached hereto as Exhibit A.

1.65.        “Liability” is defined in Section 9.1.

1.66.        “Licensed Compound” means Ironwood’s proprietary guanylate cyclase C agonist polypeptide having the chemical structure set forth on Schedule 1.66.

1.67.        “Major Country” means any of the United Kingdom, France, Germany, Spain and Italy.

1.68.        “Manufacture,” “Manufactured” or “Manufacturing” means all activities involved in the production, packaging, and labeling of the Licensed Compound or Product to be Developed and/or Commercialized under this Agreement.

1.69.        “Net Sales” means, on a country-by-country basis, with respect to any period for each country in the Territory, the gross amounts invoiced by Partner or its Affiliates, as applicable, to unrelated Third Parties for sales of the Product in the Field in such country, less the following deductions to the extent included in the gross invoiced sales price for the Product or otherwise directly paid or incurred by Partner or its Affiliates with respect to the sale of the Product in such country: (i) trade, quantity or cash discounts credits, adjustments or allowances, including without limitation, those granted on account of price adjustments, billing errors, rejected goods, or damaged goods; (ii) rebates and chargebacks allowed, given or accrued (including, but not limited to, cash, governmental and managed care rebates, hospital or other buying group chargebacks, and governmental taxes in the nature of a rebate based on usage levels or sales of the Product); (iii) sales, excise, turnover, inventory, and similar taxes (not offset or refunded, except in the case of value added taxes) assessed on the sale of the Product; (iv) bad debts reserved for on the basis utilized by Partner in its branded pharmaceutical business generally or, if greater, bad debts actually written off, in each case which are attributable to sales of Product; (v) freight and insurance charges; and (vi) amounts paid or credited to customers for

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

inventory management services. Net Sales will be determined in accordance with International Financial Reporting Standards (as set by the International Accounting Standards Board). Without limiting the generality of the foregoing, sales, transfers, or dispositions of Product for charitable, promotional (including samples), pre-clinical, clinical, or regulatory purposes will be excluded from Net Sales, as will sales or transfers of Product among a Party and its Affiliates.

1.70.                        “New Drug Application” or “NDA” means a new drug application filed with a Regulatory Authority (not including pricing and reimbursement approval), that is analogous to the new drug application with the United States Food and Drug Administration described in 21 C.F.R. § 314.

1.71.                        “Non-Initiating Party” is defined in Section 7.6.3.

1.72.                        “Non-Required Studies” is defined in Section 3.2.6.

1.73.                        “OIC” means opioid induced constipation.

1.74.                        “Oral Formulation” means a finished dosage form that is taken by mouth and has no greater systemic exposure than the Clinical Trial Material supplied to support Phase III clinical trials in the Territory.

1.75.                        “Order” is defined in Section 5.1.3.

1.76.                        “Partner Indemnified Party” is defined in Section 9.1.

1.77.                        “Partner Know-How” means (i) Know-How that Partner Controls as of the Effective Date or that comes into the Control of Partner during the Term (other than Joint Know-How or Know-How which is Ironwood Know-How licensed to Partner pursuant to this Agreement) to the extent necessary or useful in the Territory to Manufacture, Develop, or Commercialize the Licensed Compound or Product, including without limitation any method of making the Licensed Compound or Product, any composition or formulations of the Licensed Compound or Products, or any method of using or administering the Licensed Compound or Product, and (ii) Collaboration Know-How (other than Joint Know-How) that is invented, conceived, or developed solely by employees of Partner or its Affiliates, or Third Parties acting on behalf of Partner or its Affiliates.

1.78.                        “Partner Patent Rights” means (i) any Patent Rights claiming Partner Know-How, and (ii) any other Patent Right that Partner Controls as of the Effective Date or that come into the Control of Partner during the Term (other than Joint Patent Rights or Patent Rights which are Ironwood Patent Rights licensed to Partner pursuant to this Agreement) to the extent such rights cover or recite the Licensed Compound or Product, any method of making the Licensed Compound or Product, any composition or formulations of the Licensed Compound or Products, or any method of using or administering the Licensed Compound or Products.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

1.79.                        “Partner Related Party” is defined in Section 5.5.

1.80.                        “Partner Technology” means Partner’s interest in (a) the Partner Know-How, and (b) the Partner Patent Rights, and all other intellectual property rights in any of the foregoing.

1.81.                        “Partner” is defined in the Introduction.

1.82.                        “Party” and “Parties” is defined in the Introduction.

1.83.                        “Patent Right” means any and all (a) U.S. or foreign patent applications, including, without limitation, all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, and all patents granted thereon, (b) all U.S. or foreign patents, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including, without limitation, supplementary protection certificates or the equivalent thereof, and (c) any other form of government-issued right substantially similar to any of the foregoing.

1.84.                        “Patent Term Extension” is defined in Section 7.4.4.

1.85.                        “Person” means any individual, corporation, company, limited liability company, partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, or entity.

1.86.                        “Pharmacovigilance Agreement” is defined in Section 3.2.5.

1.87.                        “Phase II” in reference to a clinical trial means a trial defined in 21 C.F.R. 312.21(b), as may be amended from time to time, or any foreign equivalent thereto.

1.88.                        “Phase III” in reference to a clinical trial means a trial defined in 21 C.F.R. 312.21(c), as may be amended from time to time, or any foreign equivalent thereto.

1.89.                        “Phase IV” in reference to a clinical trial means a trial conducted for purposes of further characterizing and supporting the Product for marketing but not for purposes of seeking Regulatory Approval or otherwise fulfilling a requirement of a Regulatory Authority.

1.90.                        “Post-Approval Research” means ongoing research and development of a Product after such Product has received Regulatory Approval in a country of the Territory, including, without limitation, Phase IV clinical studies and clinical studies in support of indications within the Field or labeling changes for such Product within the Field in such country during the Term of this Agreement.

1.91.                        “Product” means any pharmaceutical product in finished form that contains the Licensed Compound either as the sole active ingredient or in combination with one or

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

more other active ingredients and all present and future formulations, dosages, and dosage forms thereof.

1.92.                        “Receiving Party” is defined in Section 5.1.1.

1.93.                        “Regulatory Approval” means the approval and authorization of a Regulatory Authority in a country necessary to develop, manufacture, distribute, sell, or market a Product in that country, including pricing and reimbursement approval.

1.94.                        “Regulatory Authority” means any international, national (e.g., the U.S. Food and Drug Administration), regional, state, or local regulatory agency, department, bureau, commission, council, or other governmental entity in each country of the world involved in the granting of Regulatory Approval for a Product in the Territory.

1.95.                        “Regulatory Submission” means applications for Regulatory Approval, notification, and other submissions made to or with a Regulatory Authority that are necessary or reasonably desirable to Develop, Manufacture, or Commercialize the Product in the Field in a particular country, whether obtained before or after a Regulatory Approval in the country. Regulatory Submissions include, without limitation, investigative new drug applications and NDAs, and amendments and supplements to any of the foregoing and their foreign counterparts, applications for pricing and reimbursement approvals, and all proposed labels, labeling, package inserts, monographs, and packaging for the Product in the Territory.

1.96.                        “Relevant Laws” is defined in Section 8.2.2.

1.97.                        “Representative” is defined in Section 5.5.

1.98.                        “Right of Reference” is defined in Section 2.4.

1.99.                        “Senior Management” of a Party includes, at a minimum, each of the Chief Executive Officer, Head of Research and Development, Head of Marketing, and President or Chief Operating Officer of the pharmaceutical business or division.

1.100.                  “Standstill Period” is defined in Section 5.5.

1.101.                  “Sublicense Income” means any license fees, upfront payments, milestones, royalties, and other payments [**].

1.102.                  “Sublicense” means an agreement or arrangement pursuant to which such a sublicense or distribution right has been granted.

1.103.                  “Sublicensee” means an Affiliate or Third Party that is granted a license, sublicense, covenant not to sue, or other grant of rights under this Agreement pursuant to Section 2.2 of this Agreement.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

1.104.                  “Successful Phase III” means the earlier of (i) achievement of clinically relevant and statistically significant efficacy in the primary endpoint(s) of Phase III studies as agreed with the European Regulatory Agency(ies) (including definition, assessment, predefined differences versus placebo, and statistical analysis plan ) with consistent overall efficacy in the secondary endpoints and safety data sufficient (i.e. unexpected findings compared to previous trials that could prevent Regulatory Approval or adversely impact product labeling) for use as pivotal trials for filing an NDA with a reasonable likelihood of receiving European Agency(ies) approval, or (ii) a public announcement by Partner of a successful Phase III study or of an intent to submit an application for Regulatory Approval based on the results of a Phase III study.

1.105.                  “Successful U.S. Phase III” means the earlier of (i) achievement of clinically relevant and statistically significant efficacy in the primary endpoint(s) of the Phase III studies for CC pursuant to a protocol agreed with the United States Food and Drug Administration with consistent overall efficacy in the secondary endpoints and safety data sufficient (i.e. unexpected findings compared to previous trials that could prevent Regulatory Approval or adversely impact product labeling) for use as pivotal trials for filing an NDA with a reasonable likelihood of receiving marketing approval from the United States Food and Drug Administration or (ii) a public announcement by Forest of a successful Phase III or of an intent to submit an application for Regulatory Approval based on the results of a Phase III study.

1.106.                  “Sued Party” is defined in Section 7.7.2.

1.107.                  “Target Party” is defined in Section 8.4.2(a).

1.108.                  “Tax” is defined in Section 4.6.1.

1.109.                  “Tax Benefit Amount” is defined in Section 4.6.3.

1.110.                  “Technology” means Know-How and Patent Rights.

1.111.                  “Term” is defined in Section 8.1.

1.112.                  “Territory” means the current and any future member states of the European Union (consisting of the following countries as of the Effective Date: Austria, Belgium, Bulgaria, Cyprus, the Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, and the United Kingdom), Albania, Andorra, Lichtenstein, Iceland, San Marino, Switzerland, Turkey, Norway and Russia, as well as other countries of the former Yugoslavia and those other countries forming the Commonwealth of Independent States.

1.113.                  “Third Party” means any Person other than Ironwood, Partner and their respective Affiliates.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

1.114.                  “Trademark” means all trade names, logos, common law trademarks, common law service marks, trademark and service mark registrations, and applications therefore and all other rights corresponding thereto throughout the world.

1.115.                  “Transfer Price” means, (i) for Clinical Trial Material, [**], and (ii) for Licensed Compound provided in bulk or finished form for samples that are provided by Partner to third parties without charge and Licensed Compound provided for Commercial supply, in each case, that meets the specifications set forth in Exhibit B, [**]. For the avoidance of doubt, the Transfer Price does not include any value added tax, the payment of which will be made by Partner to the extent required under Applicable Law.

1.116.                  “United States” or “U.S.” means the United States of America, its territories and possessions (including Puerto Rico, irrespective of political status).

1.117.                  “Valid Claim” means a claim of an issued and unexpired Patent Right in the Territory, which claim has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which is not appealable or has not been appealed within the time allowed for appeal, and which has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination, or disclaimer or otherwise.

1.118.                  “Valuation Panel” means a panel of [**]. In the event the Parties are required by the terms of this Agreement to select a Valuation Panel, each Party will [**]. Each Party will [**] of the panel entered into will be deemed the decision of the Valuation Panel. The Parties will instruct the Valuation Panel to reach its decision as promptly as practicable, and if possible within [**]. The costs of this Valuation Panel will be [**] by the Parties.

1.119.                  “Violating Party” is defined in Section 8.2.2.

1.120.                  “Year” means each 12 month period ending December 31st.

2.                                      LICENSE GRANT

2.1.                              License to Partner. Subject to the terms and conditions of this Agreement, Ironwood hereby grants to Partner, effective on the Effective Date, an exclusive license subject only to the rights reserved to Ironwood to the extent necessary to perform its obligations or exercise its rights hereunder, with the right to sublicense as expressly provided in Section 2.5, under the Ironwood Technology and Ironwood’s interest in the Joint Technology to Develop the Product pursuant to the Development Plan and to Commercialize the Product in the Field in the Territory. Notwithstanding the foregoing, Ironwood reserves the right under the Ironwood Technology to develop and manufacture the Product inside or outside of the Territory.

2.2.                              License to Ironwood. Subject to the terms and conditions of this Agreement, Partner hereby grants to Ironwood (i) a royalty-free co-exclusive license (i.e., an

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

exclusive license subject only to the rights reserved to the granting Party to the extent necessary to perform its obligations or exercise its rights hereunder), with the right to freely sublicense without any duty to account or compensate, under the Partner Technology and Partner’s interest in the Joint Technology to the extent necessary for Ironwood to Develop and Manufacture the Product anywhere in the world and to otherwise exercise its rights and perform its obligations under this Agreement, all in accordance with the terms of this Agreement, and (ii) a perpetual, royalty-free, exclusive license, with the right to freely sublicense without any duty to account or compensate (x) under Partner’s interest in the Partner Technology to develop, manufacture, and commercialize the Licensed Compound and Product in the Field outside of the Territory and to develop and manufacture the Product in the Territory for purposes of commercialization in the Field outside the Territory and (y) under Partner’s interest in the Joint Technology to exploit any guanylate cyclase C agonists (other than the Licensed Compound and Product) outside the Field in the Territory and to exploit any guanylate cyclase C agonists (including the Licensed Compound and Product) outside the Territory in any field of use.

2.3.                              Joint Technology. Each Party hereby grants the other Party a world-wide, non-exclusive, perpetual, royalty-free, fully paid up, freely sublicenseable right and license under its interest in the Joint Technology to exploit compounds that are not guanylate cyclase C agonists anywhere in the world, without compensating or accounting to the other Party.

2.4.                              Right of Reference. Ironwood hereby grants to Partner a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) and any foreign counterpart to such regulation in the Field in the Territory to the data included in the Collaboration Technology to the extent necessary or useful to Develop the Licensed Compound or Product solely for IBS-C or CC, and Partner hereby grants to Ironwood (and Ironwood’s partners) such a Right of Reference to the data included in the Collaboration Technology to the extent necessary or useful to Manufacture, Develop or Commercialize the Licensed Compound or Product in the Field throughout the world solely for IBS-C or CC, in each case subject to the terms and conditions of this Agreement. Each Party will provide a signed statement to this effect, if requested by the other, in accordance with 21 C.F.R. § 314.50(g)(3) or any foreign counterpart to such regulation, in the case of a request by either Party, for the limited purpose of such Party exercising its rights or performing its obligations under this Agreement. For the avoidance of doubt, neither Party may publish or otherwise publicly disclose any data to which a Right or Reference is granted under this Section, and each Party will treat such data as the Confidential Information of the other Party in accordance with the terms hereof.

2.5.                              Sublicensing. Partner may sublicense the rights granted under Section 2.1 to Third Parties provided that (i) Ironwood consents in writing to the proposed sublicense prior to execution, which consent Ironwood may not unreasonably withhold, (ii) Partner provides Ironwood a copy of such proposed sublicense prior to execution thereof, and (iii) the terms of such sublicense are consistent with the terms of this Agreement.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Notwithstanding the foregoing, Partner will not under any circumstances grant a sublicense of the rights granted under Section 2.1 in any Major Country, other than to contract sales organizations under agreements pursuant to which Partner records all sales of Product derived from the efforts of such contract sales organization(s). Partner will notify Ironwood of the execution of each sublicense hereunder and provide a copy of any such executed sublicense to Ironwood promptly following execution thereof. In addition, each Party will require any licensee or Sublicensee, whether within or outside the Territory, of Technology with respect to the Licensed Compound or the Product, to cross-license or otherwise transfer or convey back to the granting Party all Technology which such licensee or Sublicensee may develop or acquire so that any of such Technology will be Controlled by the granting Party for purposes and to the extent of the licenses to the other Party provided by Sections 2.1, 2.2, and 2.3 above and to transfer ownership of all Regulatory Submissions and Regulatory Approvals pertaining to the Licensed Compound or Product to Partner upon a termination of this Agreement to the extent necessary for Partner to assign to Ironwood such Regulatory Submissions and Regulatory Approvals under Section 8.2.3(c) hereof.

2.6.                              No Other Rights. No rights, other than those expressly set forth in this Agreement are granted to either Party hereunder, and no additional rights will be deemed granted to either Party by implication, estoppel, or otherwise. All rights not expressly granted by either Party to the other hereunder are reserved.

3.                                      DEVELOPMENT, REGULATORY, AND COMMERCIALIZATION

3.1.                              Development.

3.1.1.                                                     Joint Development Committee.

(a)                                  Overview. The Parties will establish a joint development committee (“JDC”) that will be responsible for overseeing the Development of Products in the Field in the Territory, and will serve as a forum for exchanging data, information, and Development strategy regarding the Product. The Parties anticipate that the JDC will perform the functions ascribed to it in this Section 3.1.1; provided, however, that the functions and operations of the JDC may be altered from time to time during the Term by the mutual agreement of the Parties to appropriately address ongoing requirements with respect to the Development and Commercialization of the Product. In addition to the committee meetings, the Parties anticipate that members of Senior Management from Ironwood and Partner will meet periodically as necessary or appropriate during the Term (and in any event at least once per Year) in order to review significant issues and developments in the Development and Commercialization of the Licensed Compound or Product.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(b)                                 Membership. The JDC will consist of three senior representatives from each Party. Ironwood and Partner will each designate a co-chair for the JDC. The co-chairs will be responsible for calling meetings and setting the agenda (which will include a list of all participants expected at a meeting) and circulating such agenda at least ten days prior to each meeting and distributing minutes of the meetings within 30 days following such meeting (which minutes will be in the English language), but will not otherwise have any greater power or authority than any other member of the JDC. JDC members must have such expertise as appropriate to the activities of the JDC, and from time to time the JDC may invite personnel of the Parties having formulation, manufacturing, commercial, marketing, and other expertise to participate in discussions of the JDC as appropriate to assist in the activities of the JDC.

(c)                                  Responsibilities. The JDC’s responsibilities will include, among others: (i) preparing and approving the Development Plan and any amendments to such plan, (ii) approving (or establishing procedures to approve) protocols for pre-clinical or clinical studies (including Post- Approval Research), (iii) making modifications to and performing quarterly monitoring of progress of pre-clinical and clinical studies and proposing additional studies for the Product, (iv) reviewing Partner’s budget for Developing the Product, (v) reviewing and commenting on Regulatory Submissions relating to the Product, and (vi) facilitating the exchange of all data, information, material or results relating to the development of the Product. The JDC may appoint additional committees as desired. Notwithstanding the foregoing, Partner acknowledges and agrees that any Development Plan approved by the JDC will be subject to review by the Joint Development Committee constituted under the Forest Agreement, and that no clinical Development of the Product may be conducted in the Forest Territory which Forest reasonably believes may adversely affect the timely Development of any Product in the Forest Territory.

(d)                                 Meetings. During Development, the JDC will meet at such frequency as will be established by the Parties (but not less frequently than four times per Year prior to receipt of the first Regulatory Approval and as mutually agreed thereafter). Meetings of the JDC will alternate between the offices of the Parties, unless otherwise agreed upon by the members of the JDC, or may be held telephonically or by video conference. Meetings of the JDC will be effective only if at least one representative of each Party is in attendance or participating in the meeting. Members of the JDC may participate in and vote at meetings by telephone. Each Party will be responsible for expenses incurred by its employees and its members of the JDC in attending or otherwise participating in JDC meetings. Each Party will use reasonable efforts to cause its representatives to attend the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

meetings of the JDC. If a representative of a Party is unable to attend a meeting, such Party may designate an alternate with equivalent experience and authority as such representative to attend such meeting in place of the absent representative.

(e)                                  Minutes. The minutes of each JDC meeting must provide a description in reasonable detail of the discussions held at the meeting and a list of any actions, decisions or determinations approved by the JDC. Minutes of each JDC meeting will be approved or disapproved, and revised as necessary, at the next meeting.

(f)                                    Elevation and Dispute Resolution. Each Party’s representatives on the JDC will collectively have one vote on all matters that are within the responsibility of such committee. The members of each committee will use reasonable efforts to reach consensus on all decisions. In the event that the members of the JDC are unable to agree on a particular issue, such issue will be referred to the Parties’ respective Chief Scientific Officers or equivalent or their designees. In the event such individuals are unable to resolve such issue within 15 days, such issue will be referred to the Chief Executive Officers of each Party or their designees for resolution. Subject to the remaining provisions of this Section 3.1.1(f), all matters relating to Development, including, without limitation, amendments and modifications to the Development Plan, must be determined by consensus of the Parties. The Parties will from time to time identify a panel of mutually agreed consultants with expertise in pharmaceutical development to assist the JDC in the resolution of development issues and, upon the request of either Party, such experts will be requested to advise as to Development issues where consensus cannot be reached, with the advice of such experts not to be unreasonably rejected. Notwithstanding the foregoing, if a matter for which consensus cannot be reached is addressed by the then current Development Plan, then such Development Plan and the activities required thereunder will control despite any inability of the Parties to reach consensus.

3.1.2.                                                     Product Development Plan. The initial Development Plan for the Product in the Field is set forth in Exhibit C (the “Initial Development Plan”). The JDC will direct, coordinate, and manage the Development of the Product in the Field, according to the Development Plan. The Development Plan for the Product will include, among other things, the indications in the Field for which the Product is to be Developed and other exploratory indications in the Field for which the Product may be developed, critical activities to be undertaken, certain timelines, go/no go decision points and relevant decision criteria and certain allocations of responsibilities between the Parties for the various activities to be undertaken under the Development Plan. During the Term, the JDC will amend the Development Plan on an ongoing basis as necessary.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

3.1.3.                                                     Responsibility. Partner will implement and conduct the Development activities in accordance with the Development Plan and Applicable Law.

3.1.4.                                                     Development Expenses. Partner will be responsible for the payment of all of the expenses incurred after the Effective Date in connection with the Development of the Product exclusively for the Territory and pursuant to the Development Plan.

3.1.5.                                                     Future Development Activities. The JDC will make recommendations regarding whether to Develop a Product for new indications or new formulations. Such approved additional Development activities will become part of the Development Plan.

3.1.6.                                                     Non-Development Plan Activities. All Development work proposed to be undertaken and not provided for in the then current Development Plan will be submitted for consideration by the JDC. In the event the JDC determines not to include such proposed Development activities in the Development Plan, which determination will be made within 120 days of its receipt of such proposal, and neither Party has any reasonable objection from a Development, Commercialization or regulatory point of view to the conduct of such Development activities, the Party proposing such Development activities has the right to conduct such activities [**].

3.1.7.                                                     Reports of Development Activities. Partner will report on Development activities undertaken by it in accordance with Development Plan in connection with meetings of the JDC, including by providing a reasonably detailed summary of all results, data, and material inventions, if any, obtained from such activities. In addition, Partner will, at its own expense, make appropriate scientific and regulatory personnel available to Ironwood, either by telephone or in person as the Parties may mutually agree, as reasonably required to keep Ironwood informed of Development activities.

3.1.8.                                                     Third Party Comparative Information. In the event either Party from time to time possesses objective Third Party information (for example, from a qualified contract research organization) which indicates that specific Development activities can be achieved in a more cost-effective manner than as provided by the Development Plan or as such plan is then being implemented, the JDC will review and give due regard to such information with the obligation of achieving such cost savings to the extent attainable without negatively impacting conduct of the Development Plan, including, without limitation, the timing and quality of Development activities.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

3.2.                              Regulatory Matters.

3.2.1.                                                     Responsibility For Regulatory Interactions. Regulatory strategy for the Product and all decision-making with respect thereto will be determined by the Parties through the JDC. Partner will use Commercially Reasonable Efforts to obtain in a timely manner Regulatory Approvals with respect to the Product to the extent contemplated by the Development Plan. Partner will be solely responsible for conducting all activities relating to obtaining Regulatory Approvals with respect to the Product, including without limitation, preparing and submitting Regulatory Submissions and attending meetings with Regulatory Authorities. Notwithstanding anything contained in this Agreement to the contrary, Partner acknowledges and agrees that Ironwood is required to [**]. Partner will provide Ironwood with advanced copies of any substantive Regulatory Submissions made in the Territory reasonably in advance of submission to a Regulatory Authority, and will not [**] to the extent they are related to issues potentially affecting [**]. Partner will not submit any Regulatory Submissions unless the Parties have complied with the preceding two sentences with respect to such Regulatory Submissions. Ironwood will make available to Partner with respect to the Licensed Compound or Products any Regulatory Submissions made pursuant to the Forest Agreement. Partner will own all right, title, and interest in all Regulatory Submissions and Regulatory Approvals for Products in the Territory.

3.2.2.                                                     Regulatory Cooperation. Partner will keep Ironwood reasonably informed regarding the status and progress of Development activity, including without limitation, providing Ironwood with advance notice of all meetings scheduled with a Regulatory Authority (including notice within 24 hours of a request for a meeting received from a Regulatory Authority) related to the Licensed Compound, and an agenda and an invitation to attend such meetings, providing Ironwood with a copy of all substantive written correspondence from a Regulatory Authority involving a Regulatory Submission, notifying Ironwood of all oral substantive correspondence from a Regulatory Authority involving a Regulatory Submission, and providing Ironwood with an advance draft of each proposed Regulatory Submission sufficiently in advance of providing the submission to the Regulatory Authority (and in any event no less than 15 days in advance) to enable Ironwood to comply with the provisions of Section 3.2.1 and to have a meaningful opportunity to provide comments on the content of such submission and no such submission (including any NDA) may be submitted for filing with the Regulatory Authority without the mutual agreement of the Parties, such consent of Ironwood not to be unreasonably withheld or delayed. Furthermore, the Parties will agree in advance on all substantive written communications with and, to the extent permitted by Applicable Law, will both have the right to participate in all meetings and oral communications with Regulatory Authorities in the applicable countries in the Territory to the extent related to the Product. Partner will also provide to Ironwood copies of all Regulatory Submissions in the form actually submitted to Regulatory Authorities.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

3.2.3.                                                     Quality Agreement. Within 90 days after the Effective Date, the Parties will enter into an agreement governing the quality standards required under this Agreement or by Third Party vendors (including Third Parties performing API Manufacturing).

3.2.4.                                                     Clinical Trial Data. The JDC will coordinate the maintenance of separate databases for clinical trial data being developed by each Party, including the merger of such databases as may be appropriate, or will assign responsibility for the maintenance of a master database for all clinical trial data. All costs to maintain such databases will be borne by Partner.

3.2.5.                                                     Adverse Events. Within 90 days after the Effective Date, the Parties will enter into a pharmacovigilance agreement, which upon such execution will be attached as Exhibit D hereto and hereby incorporated into this Agreement by reference (the “Pharmacovigilance Agreement”). The Parties will comply with the provisions of such agreement. The Parties acknowledge and agree that Forest maintains and will be the recognized holder of a global safety database for adverse event reports related to the Licensed Compound and Product received by either Party. Partner will be responsible for responding to all safety inquiries regarding the Product in the Field in the Territory.

3.2.6.                                                     Non-Required Studies. Partner will not undertake, or permit its Affiliates, licensees or Sublicensees to undertake, whether within or outside the Territory, any pre-clinical or clinical marketing studies of the Product, including, without limitation, Phase IV Studies, but excluding any studies required for registration or imposed by a Regulatory Authority in any country (“Non-Required Studies”), without consultation with Ironwood and Forest, and due consideration will be given to comments received from Ironwood or Forest. Ironwood will ensure that Forest will (i) consult with Ironwood and Partner regarding any Non-Required Studies intended to be undertaken by Forest and (ii) give due consideration to comments received from Partner on such Non-Required Studies. For the avoidance of doubt, any Non-Required Studies constitute Post-Approval Research under the Development Plan.

3.3.                              Manufacture of Products. Ironwood will be responsible for Manufacture of Development Materials in finished form and API Manufacturing; provided, however, that nothing in this Agreement will prevent Ironwood from contracting with any Third Parties to Manufacture Development Materials or to conduct API Manufacturing. Ironwood will perform all such Manufacturing activities in accordance with GCP, GLP and GMP. Ironwood will supply Development Material in finished, packaged form ready for labeling. For Commercial supply, Ironwood will supply the Licensed Compound to Partner in bulk form ready for formulation, packaging and labeling. Ironwood will be responsible for shipping the bulk Licensed Compound to the locations designated by Partner for final Manufacture of Product. Partner will be responsible, at its sole cost and expense, to complete the drug product manufacturing, packaging, and labeling of

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Commercial supply of the Product in the Territory. In furtherance of the foregoing, the Parties will execute a manufacturing and supply agreement promptly following the Effective Date, under which Partner will pay Ironwood [**] for supplying Development Material and Commercial supply of the Licensed Compound for the Product to Partner, [**].

3.4.                              Commercialization in the Territory.

3.4.1.                                                     Joint Commercialization Committee.

(a)                                  General. The Parties will establish a joint commercialization committee (“JCC”) that will oversee the Commercialization of the Product in the Field in the Territory. The JCC will coordinate selling and marketing efforts under the Commercialization Plan and will serve as a forum regarding Product Commercialization in the Field in the Territory.

(b)                                 Membership. The JCC will consist of three senior representatives from each Party. Ironwood and Partner will each designate a co-chair for the JCC. The co-chairs will be responsible for calling meetings and setting the agenda (which will include a list of all participants expected at a meeting) and circulating such agenda at least ten days prior to each meeting and distributing minutes of the meetings (which minutes will be in the English language), but will not otherwise have any greater power or authority than any other member of the JCC. JCC members must have such expertise as appropriate to the activities of the JCC from time to time and the JCC will invite personnel of the Parties having development, formulation, manufacturing, financial and other expertise to participate in discussions of the JCC from time to time as appropriate to assist in the activities of the JCC.

(c)                                  Responsibilities. The JCC will be responsible for, among other things, (i) reviewing Partner’s strategy for the Commercialization of the Product in the Field in the Territory, (ii) reviewing and approving the Commercialization Plan proposed by Partner, (iii) overseeing the implementation of the strategy for Commercializing the Product in the Field in the Territory (including strategies related to regulatory approvals, reimbursement, advertising and promotion, brand integrity, sales, and launch sequence), (iv) providing input to the JDC regarding the target product profile for the Product and making recommendations regarding changes to the same, (v) developing and reviewing the annual marketing plans for the Product in the Field in the Territory, (vi) reviewing Partner’s marketing and promotional activities, (vii) reviewing Partner’s budget for Commercializing the Product, and (viii) establishing usage instructions for the Trademarks.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(d)                                 Meetings. The JCC will meet at such frequency as will be established by the Parties (but not less frequently than four times per year prior to launch and during the first five years of Commercialization). Meetings of the JCC will alternate between the offices of the Parties, unless otherwise agreed upon by the members of the JCC, or may be held telephonically or by video conference. Meetings of the JCC will be effective only if at least one representative of each Party is in attendance or participating in the meeting. Members of the JCC will have the right to participate in and vote at meetings by telephone. Each Party will be responsible for expenses incurred by its employees and its members of the JCC in attending or otherwise participating in JCC meetings.

(e)                                  Minutes and Agendas. The minutes of each JCC meeting will provide a description in reasonable detail of the discussions held at the meeting and a list of any actions, decisions or determinations approved by the JCC. Minutes of each JCC meeting will be approved or disapproved, and revised as necessary, at the next meeting.

(f)                                    Elevation and Dispute Resolution. Each Party’s representatives on the JCC will collectively have one vote on all matters that are within the responsibility of such committee. The members of each committee will use reasonable efforts to reach consensus on all decisions. In the event that the members of the JCC are unable to agree on a particular issue, such issue will resolved by Partner giving good faith consideration to Ironwood’s views on the issue. Notwithstanding the foregoing, all Commercialization Plans approved by the JCC under this Agreement will be consistent with the provisions of the Launch Plan unless Partner demonstrates, to Ironwood’s reasonable satisfaction, that it is not Commercially Reasonable to continue with the activities and timeline set forth in the Launch Plan due to the actual or anticipated pricing for the Product as approved or to be approved by the relevant Regulatory Authority where such pricing approval is required for Commercial Launch.

3.4.2.                                                     Responsibility. Partner is solely responsible for, and will bear all costs relating to, Commercializing the Products in the Field in the Territory.

3.4.3.                                                     Commercialization Activities. Subject to the provisions of Section 3.4.4, Partner will Commercialize the Product in each country in the Territory, subject to compliance by Ironwood with its obligations hereunder to the extent such compliance would be material to Partner’s performance of its Commercialization obligations hereunder. In conducting the Commercialization activities, Partner will comply with all Applicable Law, applicable industry professional standards, and compliance policies of Partner which have been previously furnished to Ironwood, as the same may be updated from time to time and provided to Ironwood.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

3.4.4.                                                     Diligence. Partner will achieve the Commercial Launch of the Product in each country in the Territory within [**] of receiving the first Regulatory Approval in such country; provided, however, that Partner will not be required to achieve the Commercial Launch of the Product in a particular country in the Territory if Partner demonstrates, to Ironwood’s reasonable satisfaction, that it is not Commercially Reasonable to launch the Product in such country [**]. Partner will use Commercially Reasonable Efforts to Commercialize the Product in each country in the Territory in which Regulatory Approval has been received with the goal of obtaining the maximum possible sales in each such country.

3.4.5.                                                     Commercialization Expenses. As between the Parties, Partner will book (directly itself or indirectly through any of its Affiliates and Sublicensees) all sales of Products and will have the sole responsibility for the sale, invoicing, promotion, and distribution of the Product in the Territory. Partner will be solely responsible for all Commercialization expenses, including without limitation, selling expenses, or other direct and indirect costs and expenses associated with marketing, shipping, packaging, storage and distribution of the Product for Commercialization in the Field, costs of warehousing, transportation, order entry, billing, shipping, credit and collection and other such activities in connection with Product distribution; costs for preparing and reproducing detailing aids, Product promotional materials and other promotional materials, costs of professional education, product related public relations, relationships with opinion leaders and professional societies, market research (before and after product approval), healthcare economics studies, Phase IV clinical trials, and other similar activities directly related to the Products and, in each case, the cost of activities related to obtaining reimbursement from payers, costs of sales and marketing data, costs associated with sales representatives and training of the sales representatives, sales meetings, details, samples, sales call reporting, work on managed care accounts, in each case to the extent not included in costs related to customer service and other sales and customer service-related expenses. Such costs may also include actual out-of-pocket costs for outside services and expenses (e.g., consultants, agency fees, meeting costs, etc.).

3.4.6.                                                     Co-Promotion. At any time after the earlier of (i) the occurrence of a Change of Control of Partner or (ii) [**], if Ironwood is, at such time, promoting any product in any country in the Territory, then the Parties will, upon notice of an election by Ironwood, negotiate in good faith for a period of [**] (or less if an agreement is reached earlier) a co-promotion agreement under which Ironwood may provide [**] of the detailing activity for the Product in the Territory or any portion of the Territory. In the event that the Parties are unable to reach an agreement on the terms of any such co-promotion despite good faith efforts within such [**] period, then Ironwood will have no further rights to co-promote the Product under this Agreement.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

3.5.                              Other Committee Issues.

3.5.1.                                                     Joint Responsibilities of the JDC and JCC. In addition to the independent JDC and JCC meetings, the JDC and the JCC will coordinate to hold joint meetings as appropriate to discuss issues which are relevant to both Development and Commercialization, including without limitation, in order to: (i) establish the target product profile for the Product (including [**] given the competitive environment, and any other [**] for the Product), (ii) discuss development of the Product for [**] and (iii) discuss development of [**] throughout the Territory. Such joint meetings may be held by videoconference, teleconference, or in person and any decisions required to be taken will be submitted to the JDC or JCC for resolution in accordance with the terms hereof. Each Party will be responsible for expenses incurred by its employees and its committee members in attending or otherwise participating in joint meetings of the JDC and JCC.

3.5.2.                                                     Other Committees. The Parties may establish other committees or sub-committees as the Parties deem appropriate.

3.6.                              Publication Strategy. Subject to Ironwood’s obligations to coordinate worldwide publication strategy with Forest under the Forest Agreement, the Parties will coordinate worldwide publication strategy involving the Product and activities involving the Product related to scientific conferences inside and outside the Territory, including through delegation to appropriate working groups of the Parties. The Parties intend that the provisions of this Section 3.6 apply to the Parties and their respective Affiliates, licensees and Sublicensees. For the avoidance of doubt, no Sublicensee will be permitted to publish or present materials regarding the Product, and any sublicense agreement hereunder will contain a provision prohibiting such activities.

3.6.1.                                                     Prior Review. Ironwood and Forest will be afforded the opportunity to review and approve any scientific paper or presentation with respect to the Product proposed for publication, presentation, or distribution by Partner or its Affiliates and will have no more than 30 days to complete such review and approval or such shorter period as may reasonably be required by applicable publication deadlines promptly communicated to such Party. Partner will not unreasonably reject comments furnished by Ironwood, will comply with Ironwood’s request to delete references to its Confidential Information in any such publication or presentation and will delay publication for such reasonable period requested by Ironwood to permit the filing of patent applications concerning any Ironwood Technology disclosed in material proposed for such publication or presentation. In no event will Confidential Information of either Party be published without the consent of that Party.

3.6.2.                                                     Clinical Study Results. Subject to the right of the Joint Development Committee as constituted under the Forest Agreement to review

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

proposed disclosures, the Parties, together with Forest, will coordinate the disclosure of the initiation and results of clinical studies performed pursuant to the Development Plan or clinical studies performed by either Party’s approved licensees or Sublicensees with respect to the Licensed Compound or Product, whether within or outside of the Territory, to the extent required by law or best industry practices; provided that all proposed disclosures and publications will be submitted for expeditious review by the JDC and the Joint Development Committee constituted under the Forest Agreement and due regard will be given to the comments of each Party, the maintenance of confidentiality of Confidential Information of each Party and allowing time for intellectual property registrations. Nothing set forth in this Agreement will be deemed to limit or restrict either Party from disclosing the results of clinical trials (whether performed by the Parties or by Third Parties) to the extent required by law.

4.                                      CONSIDERATION

4.1.                              Upfront Payment. Partner will pay to Ironwood $40,000,000 on the Effective Date as an upfront, non-creditable, non-refundable fee.

4.2.                              Milestones. As additional consideration for the rights granted to Partner pursuant to Section 2.1, Partner will pay to Ironwood the following one-time milestone payments:

4.2.1.                                                     $[**] upon the earlier of (i) Successful Phase III, or (ii) the filing of an NDA for a Product in any country in the Territory; and

4.2.2.                                                     $[**] upon the first Commercial Launch that occurs in each of the Major Countries, totaling up to a maximum of $[**].

Once Partner has made any particular milestone payment under Section 4.2.1 or 4.2.2, Partner will not be obligated to make any payment with respect to the re-occurrence of the same milestone.

4.3.                              Royalties and Other Payments.

4.3.1.                                                     Minimum Annual Royalty. Commencing with the fourth full Year following the earlier of (i) the Year in which Partner has first achieved Commercial Launch of the Product in three Major Countries or (ii) the second Year following the Year in which Partner has first achieved Commercial Launch of the Product in any Major Country and ending in (and including) the last Year in which there is at least one Valid Claim included in the Ironwood Patent Rights covering the manufacture, use or sale of the Product in the Territory, Partner will pay to Ironwood annual minimum royalties of $[**], which payments will be made no later than February 15th of each year for the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

preceding year and which amounts will be fully creditable against royalties owed to Ironwood pursuant to Section 4.3.2 for the preceding Year.

4.3.2.                                                     Royalty. Partner will pay to Ironwood royalties based on the aggregate annual Net Sales of Products sold by Partner or its Affiliates in the Field in the Territory at the rates set forth in the table below.

Aggregate annual Net Sales in the Territory	Royalty rate
Euros 0 to 100,000,000	[**]	%
Euros 100,000,001 to 250,000,000	[**]	%
Euros 250,000,001 to 500,000,000	[**]	%
Euros 500,000,001 to 750,000,000	[**]	%
Euros 750,000,001 and above	[**]	%

For the avoidance of doubt, the above rates are incremental rates that apply to the Net Sales indicated for each applicable rate only. For example, if Partner receives Euro 40 million of Net Sales of Products in each Calendar Quarter in a given Year, then Partner will pay a royalty of Euro [**] of 40 million) in each of the first two Calendar Quarters, a royalty of Euro [**] of 20 million plus [**] of 20, million) in the third Calendar Quarter, and a royalty of Euro [**] of 40 million) in the fourth Calendar Quarter.

4.3.3.                                                     Sublicense Income. Partner will pay to Ironwood [**] of all Sublicense Income received by Partner, except any Sublicense Income received from its wholly-owned Affiliates.

4.3.4.                                                     Royalty Credit. Partner may deduct from the royalties owed for a particular Calendar Quarter pursuant to Section 4.3.1 or Section 4.3.2 the following amounts:

(a)                                  the Transfer Price paid by Partner for Commercial supply of Licensed Compound pursuant to Section 3.3 to the extent such Transfer Price relates to the purchase by Partner of Licensed Compound included in the Product actually sold (excluding samples and other transfer of Products without consideration) in such Calendar Quarter and such Licensed Compound was purchased by Partner from Ironwood no more than 36 months prior to the date of the sale of such Product;

(b)                                 the excess of (i) the Transfer Price paid by Partner for Licensed Compound that was included in Products actually provided as samples by Partner to Third Parties without charge in such Calendar Quarter, and which Partner fully documents in the relevant Quarterly Report pursuant to Section 4.4, over (ii) Ironwood’s Fully Absorbed Cost for such Licensed Compound; and

(c)                                  any Tax Benefit Amount allowed to be deducted under Section 4.6.3.

In case that the deductible amounts, in any Calendar Quarter calculation, are higher than the royalty that would otherwise be owed for such Calendar Quarter, no payment will be due from Partner to Ironwood, and the difference will be credited to Partner to be deducted from future royalty payments owed to Ironwood.

In no event will Ironwood be required to refund to Partner any Transfer Price paid by Partner pursuant to Section 3.3.

4.3.5.                                                     Calculation of Royalties at End of Year. At the end of each Year, promptly after the royalty calculation of the royalty owed pursuant to Section 4.3.2 for the fourth Calendar Quarter of the preceding Year, the royalties owed to Ironwood for such Year (the “Annual Royalties”) will be equal to (i) [**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

less (ii) [**]. The amount of royalties paid with the Quarterly Report provided pursuant to Section 4.4 relating to the fourth Calendar Quarter of each Year will be equal to the Annual Royalties for such Year less the royalties paid for the first three Calendar Quarters of such Year.

However, Partner will in no event be obliged to pay to Ironwood any royalties under Sections 4.3.1 and/or 4.3.2 in any Year in which [**] that would otherwise be owed to Ironwood in such Year; provided that, in no event will Ironwood be obligated to [**] paid pursuant to this Agreement.

4.4.                              Quarterly Reports. Within 45 days after the beginning of each Calendar Quarter beginning with the Calendar Quarter in which the First Commercial Sale following receipt of Regulatory Approval, Partner will deliver to Ironwood a report setting forth for the previous Calendar Quarter the following information on a Product-by-Product and country-by-country basis: (a) the gross sales and Net Sales of each Product in the Territory, (b) the number of units sold by Partner, its Affiliates or Sublicensees and provided as samples without charge to any Third Party, (c) the basis for any adjustments to the royalty payable for the sale of each Product, (d) the royalty due hereunder for the sales of each Product, (e) all Sublicense Income received by Partner and the portion of any Sublicense Income due under Section 4.3.3, and (f) the applicable exchange rate as determined in accordance with this Agreement. The total royalty due for the sale of Products during such Calendar Quarter will be remitted at the time such report is made.

4.5.                              Records and Audits. During the Term of this Agreement, Partner will keep and maintain accurate and complete records regarding Net Sales and Sublicense Income during the three preceding Years. Upon 15 days prior written notice from Ironwood, Partner will permit an independent certified public accounting firm of internationally recognized standing, selected by Ironwood and reasonably acceptable to Partner, to examine the relevant books and records of Partner and its Affiliates, as may be reasonably necessary to verify the royalty reports submitted by Partner in accordance with Section 4.4. An examination by Ironwood under this Section 4.5 will occur not more than once in any Year and will be limited to the pertinent books and records for any Year ending not more than 36 months before the date of the request. The accounting firm will be provided access to such books and records at Partner’s facility or facilities where such books and records are normally kept and such examination will be conducted during Partner’s normal business hours. Partner may require the accounting firm to sign a standard non-disclosure agreement before providing the accounting firm access to Partner’s facilities or records. Upon completion of the audit, the accounting firm will provide both Ironwood and Partner a written report disclosing whether the reports submitted by Partner are correct or incorrect and the specific details concerning any discrepancies. No other information will be provided to Ironwood. If the accountant determines that the royalty report submitted by Partner understated the amount due to Ironwood, then Partner will promptly pay such understated amount, and, if the amount understated by Partner in such royalty reports is more than five percent of the amount that

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

was owed to Ironwood, Partner will reimburse Ironwood for the expense incurred by Ironwood in connection with the audit.

4.6.                              Taxes and Withholding.

4.6.1.                                                     Withholding and Reporting of Tax. Notwithstanding anything else in this Agreement, the Parties agree that all payments under this Agreement will be made free and clear of any withholding tax (including interest, penalties, and additions thereto) (a “Tax”) unless any such deduction or withholding of a Tax is required by any applicable law. If any such deduction or withholding of a Tax is required by any applicable law, then the paying Party will promptly (i) notify the other Party of such requirement; (ii) pay to the relevant authorities the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid to Ironwood under Section 4.6.2) promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed; and (iii) forward to the other Party an official receipt (or a certified copy), or other documentation reasonably acceptable to the other Party evidencing such payment to such authorities. The paying Party is solely responsible for any Tax that might be required and any related tax information reporting with respect to any payments under the Agreement that may be deemed to arise in the Territory.

4.6.2.                                                     Gross-Up for Taxes Paid.

(a)                                  If a deduction or withholding of Tax on a payment to Ironwood under Section 4.1 of this Agreement is required by any applicable law, Partner (including its successors, transferees, and assigns) will pay (or authorize payment) to Ironwood such additional amount as is necessary to ensure that the amount received by Ironwood will equal the payment described in Section 4.1 of this Agreement less [**] of the corresponding deduction or withholding to be applied to said payment. If the U.S. federal income tax liability of Ironwood imposed for any taxable year ending within the Applicable Period (as defined in Section 4.6.4 of this Agreement) for any Tax described in this paragraph is not reduced as a result of a foreign tax credit attributable to such Tax, Partner will pay (or authorize payment) to Ironwood the remaining [**] of such corresponding deduction or withholding as is necessary to ensure that the sum of all payments received by Ironwood pursuant to Section 4.1 and this paragraph will equal [**] Ironwood would have received under Section 4.1 had no such deduction or withholding been required.

(b)                                 If any deduction or withholding of Tax on payments to Ironwood under Sections 4.2 or 4.3 of this Agreement is required by any applicable law, Partner (including its successors, transferees, and assigns) will pay

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(or authorize payment) to Ironwood such additional amount as is necessary to ensure that the amounts received by Ironwood will equal the amounts described in Sections 4.2 and 4.3 less [**] of the corresponding withholding to be applied to said amounts.

(c)                                  Notwithstanding any other provision in this Section 4.6.2, if the U.S. federal income tax liability of Ironwood is actually reduced as a result of a foreign tax credit claimed by Ironwood with respect to any deduction or withholding by Partner of any Tax under Section 4.6.1., then Partner will not be subject to any further obligation to pay additional amounts under Sections 4.6.2(a) or 4.6.2(b) to the extent that such payment obligation arises on or after the date which is two years after the day on which Ironwood files the income tax return claiming such tax reduction.

4.6.3.                                                     Tax Benefit Amount. In the event that Partner (including its successors, transferees, and assigns) makes an additional payment to Ironwood under either Section 4.6.2(a) or 4.6.2(b) and Ironwood notifies Partner of a Tax Benefit Amount (as defined below), Partner may deduct the Tax Benefit Amount once from the royalties owed for a particular Calendar Quarter pursuant to Section 4.3.2. The Tax Benefit Amount will be deducted from the amount of royalties owed to Ironwood in accordance with Section 4.3.4 following the notification to Partner by Ironwood. The Tax Benefit Amount will be available to Partner only to the extent that royalties are owed by Partner to Ironwood after the date of such notification and in no event will Ironwood be required to refund to Partner any Tax Benefit Amount. Partner agrees to pay back any Tax Benefit Amount, in whole or in part, that it deducted from royalties owed to Ironwood promptly upon Ironwood’s request if Ironwood is required to repay such amount to the United States government. “Tax Benefit Amount” means any additional payment to Ironwood under either Section 4.6.2(a) or 4.6.2(b) (or portion thereof) attributable to a Tax that reduces the U.S. federal income tax liability of Ironwood as a result of a foreign tax credit actually claimed by Ironwood. For purposes of the preceding sentence, to the extent any additional payment (or portion thereof) to Ironwood under Section 4.6.2(b) (but, for avoidance of doubt, not Section 4.6.2(a)) has not been classified as a Tax Benefit Amount within the Applicable Period (as defined in Section 4.6.4 below), then such additional payment (or portion thereof) will be deemed to be a Tax Benefit Amount and will be deducted from the amount of royalties owed to Ironwood in accordance with Section 4.3.4 following the close of such Applicable Period.

4.6.4.                                                     Applicable Period. With respect to any Tax described in Section 4.6 of this Agreement, the “Applicable Period” will mean the period ending upon the close of the eighth year following the year during which such Tax was paid to the relevant authorities.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

4.6.5.                                                     Ironwood Obligation to Claim Timely Foreign Tax Credits. Ironwood will file its U.S. federal income tax returns in a timely manner, and will claim timely reductions of its U.S. federal income tax liability for foreign tax credits attributable to any Tax, with respect to which it has received any additional payment under either Section 4.6.2(a) or 4.6.2(b) to the extent that the claim of any such foreign tax credit (i) is allowed under applicable U.S. income tax laws, and (ii) does not otherwise impose an economic detriment on Ironwood nor on Almirall.

4.7.                              Equity Investment. Subject to Ironwood obtaining the necessary consents and approvals by its board and shareholders, within 10 days of Successful U.S. Phase III, Partner will purchase from Ironwood capital stock of Ironwood (the “Investment”) for an aggregate purchase price of $15,000,000 as described in this Section. In the event that Successful U.S. Phase III occurs prior to an initial public offering by Ironwood, the Investment will be made pursuant to a Stock Purchase Agreement (as defined below) pursuant to which Partner will purchase 681,819 shares of a new series of preferred stock at a per share purchase price equal to $22.00 per share. In such event, the terms of such purchase will be set forth in a stock purchase agreement in form and substance (including the associated charter amendments and exhibits, the “Stock Purchase Agreement”) as attached hereto as Exhibit E. In the event that Successful U.S. Phase III occurs following an initial public offering by Ironwood, the Investment will be a purchase of 681,819 shares (as appropriately adjusted for any stock dividends, combinations, splits, recapitalizations and the like occurring after the Effective Date) of Series B Common Stock (as such term is defined in the Tenth Amended and Restated Certificate of Incorporation of Ironwood Pharmaceuticals, Inc. attached as an exhibit to the Stock Purchase Agreement), or any security into which all shares of Series B Common Stock have converted or been exchanged prior to such sale, at a per share purchase price equal to $22.00 per share. In such event, the terms of such purchase will be on customary terms for a private investment in a publicly-traded company.

4.8.                              Currency. With the exception of the royalty rate determination in Section 4.3.2, all amounts payable and calculations hereunder will be in United States dollars. Net Sales will be translated into United States dollars, based on the average closing conversion rate as reported in the Wall Street Journal, for the applicable Calendar Quarter to which such Net Sales. If, due to restrictions or prohibitions imposed by national or international authority, payments cannot be made as provided in this Section 4, the Parties will consult with a view to finding a prompt and acceptable solution, and the paying Party will deal with such monies as the other Party may lawfully direct at no additional out-of-pocket expense to the paying Party.

4.9.                              Confidentiality. All financial information of a Party which is subject to review under this Section 4 will be deemed to be Confidential Information subject to the provisions of Section 5.1, and such Confidential Information will not be disclosed to any Third Party or used for any purpose other than verifying payments to be made by one Party to the other hereunder; provided, however, that such Confidential Information may

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

be disclosed to Third Parties only to the extent necessary to enforce a Party’s rights under this Agreement.

4.10.                        Interest. Any payment under this Section 4 that is more than [**] past due will be subject to interest at an annual percentage rate of [**] (as published in the “Money Rates” table of the Eastern Edition of The Wall Street Journal during the period such amount is overdue) [**] if a Party does not make payment within 30 days of its receipt of notice that such amount is past due. Likewise, any overpayment that is not refunded within [**] after the date such overpayment was made will thereafter be subject to interest at an annual percentage rate of [**] (as published in the “Money Rates” table of the Eastern Edition of The Wall Street Journal during period such amount is overdue) [**]; provided, however, that if the overpayment is due to errors in reports provided by the overpaid Party, such interest will accrue from the date the overpayment was made. Notwithstanding the preceding, if a Party contests any amounts due hereunder in good faith and promptly notifies the other Party of such dispute, interest will not accrue as to amounts being so contested until [**] following the presentation of such notice to the other Party.

5.                                      MUTUAL COVENANTS

5.1.                              Confidentiality.

5.1.1.                                                     Confidential Information. Except to the extent expressly permitted by this Agreement and subject to the provisions of Sections 5.1.2 and 5.1.3, at all times during the Term and for [**] years following the expiration or termination of this Agreement, each Party (a “Receiving Party”) (a) will keep completely confidential and will not publish or otherwise disclose any Confidential Information furnished to it by the other Party (a “Disclosing Party”), except to those of the Receiving Party’s employees, Affiliates, consultants or representatives who have a need to know such information (collectively, “Authorized Recipients”) to perform such Party’s obligations hereunder and/or to potential Sublicensees under an obligation of confidentiality no less protective than the terms hereof, and (b) will not use Confidential Information of the Disclosing Party directly or indirectly for any purpose other than performing its obligations hereunder. The Receiving Party will be liable for any breach by any of its Authorized Recipients of the restrictions set forth in this Agreement. Notwithstanding the foregoing, Ironwood may disclose Confidential Information of Partner to Forest to the extent necessary to comply with or conduct activities under the Forest Agreement.

5.1.2.                                                     Exceptions to Confidentiality. The Receiving Party’s obligations set forth in this Agreement will not extend to any Confidential Information of the Disclosing Party:

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(a)                                  that is or hereafter becomes part of the public domain through no wrongful act, fault or negligence on the part of a Receiving Party or its Authorized Recipients;

(b)                                 that is received from a Third Party without restriction and without breach of any agreement or fiduciary duty between such Third Party and the Disclosing Party;

(c)                                  that the Receiving Party can demonstrate by competent evidence was already in its possession without any limitation or restriction on use or disclosure prior to its receipt from the Disclosing Party;

(d)                                 that is generally made available to Third Parties by the Disclosing Party without any restriction imposed by the Disclosing Party on disclosure, whether such restriction is by contract, fiduciary duty or by operation of law; or

(e)                                  that the Receiving Party can demonstrate by competent evidence was independently developed by the Receiving Party without any reference to Confidential Information.

5.1.3.                                                     Authorized Disclosure. Each Party and its Authorized Recipients may disclose Confidential Information to the extent that such disclosure is made in response to a valid order, governmental inquiry, or request (each an “Order”) of a court of competent jurisdiction or other agency, as applicable; provided, however, that the Receiving Party must first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such Order or to obtain a protective order requiring that the Confidential Information and/or documents that are the subject of such Order be held in confidence by such court or Agency or, if disclosed, be used only for the purposes for which the Order was issued; and provided further that if an Order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such Order will be limited to that information that is legally required to be disclosed in such response to such Order.

5.1.4.                                                     Notification. The Receiving Party will notify the Disclosing Party immediately, and cooperate with the Disclosing Party as the Disclosing Party may reasonably request, upon the Receiving Party’s discovery of any loss or compromise of the Disclosing Party’s Confidential Information.

5.1.5.                                                     Destruction of Confidential Information. Upon the expiration or earlier termination of this Agreement, the Receiving Party will (a) destroy all tangible embodiments of Confidential Information of the Disclosing Party, including any and all copies thereof, and those portions of any documents,

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

memoranda, notes, studies, and analyses prepared by the Receiving Party or its Authorized Recipients that contain, incorporate, or are derived from such Confidential Information and provide written certification of such destruction to the Disclosing Party in a form reasonably acceptable to the Disclosing Party, provided that the legal department of the Receiving Party will have the right to retain one copy of any such tangible embodiments for archival purposes, provided such copy will continue to be maintained on a confidential basis subject to the terms of this Agreement, and (b) immediately cease, and will cause its Authorized Recipients to cease, use of such Confidential Information as well as any information or materials that contain, incorporate, or are derived from such Confidential Information.

5.1.6.                                                     Use of Name and Disclosure of Terms. Each Party will keep the existence of, the terms of, and the transactions covered by this Agreement confidential and will not disclose such information to any other Person through a press release or otherwise, or mention or otherwise use the name, insignia, symbol, trademark, trade name, or logotype of the other Party or its Affiliates in any manner without the prior written consent of the other Party in each instance (which will not be unreasonably withheld). The restrictions imposed by this Section 5.1.6 will not prohibit either Party from making any disclosure that is required by Applicable Law, rule, or regulation or the requirements of a national securities exchange or another similar regulatory body including disclosing such information in any clinical trial database maintained by or on behalf of a Party. Further, the restrictions imposed on each Party under this Section 5.1.6 are not intended, and will not be construed, to prohibit a Party from identifying the other Party in its internal business communications, provided that any Confidential Information in such communications remains subject to this Section 5.1.6.

5.1.7.                                                     Remedies. The Parties acknowledge and agree that the restrictions set forth in this Section 5.1 are reasonable and necessary to protect the legitimate interests of the Parties and that neither Party would have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of this Section 5.1 will result in irreparable injury to the other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of Section 5.1 by a Party, the other Party will be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights will be cumulative and in addition to any other rights or remedies to which such Party may be entitled in law or equity. The breaching Party agrees to waive any requirement that the non-breaching Party (i) post a bond or other security as a condition for obtaining any such relief and (ii) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

remedy. Nothing in this Section 5.1.7 is intended, or will be construed, to limit the Parties’ rights to equitable relief or any other remedy for a breach of any provision of this Agreement.

5.2.                              Restrictions. During [**], without the prior written consent of the other Party, neither Party nor such Party’s Affiliates will directly or indirectly [**].

5.3.                              Compliance with Law. Each Party hereby covenants and agrees to comply with all Applicable Law applicable to its activities connected with the Development, Manufacture, and Commercialization (as applicable) of Products. Without limiting the generality of the foregoing:

5.3.1.                                                     Patient Information. Each Party agrees to abide by all laws, rules, regulations, and orders of all applicable supranational, national, federal, state, provincial, and local governmental entities concerning the confidentiality or protection of patient identifiable information and/or patients’ protected health information, as defined by any other applicable legislation in the course of their performance under this Agreement.

5.3.2.                                                     Debarment. Each Party agrees that it will not use, in any capacity, in connection with any of its obligations to be performed under this Agreement any individual who has been debarred under the FD&C Act or the Generic Drug Enforcement Act or analogous law.

5.4.                              Nonsolicitation of Employees. During the Term of this Agreement and for a period of [**] thereafter, each Party agrees that neither it nor any of its Affiliates will recruit, solicit or induce any employee of the other Party that is involved in the activities conducted pursuant to this Agreement to terminate his or her employment with such other Party and become employed by or consult for such other Party, whether or not such employee is a full-time employee of such other Party, and whether or not such employment is pursuant to a written agreement or is at-will. For purposes of the foregoing, “recruit”, “solicit” or “induce” does not include (a) circumstances where an employee of one Party initiates contact with the other Party or any of is Affiliates with regard to possible employment, or (b) general solicitations of employment not specifically targeted at employees of a Party or any of its Affiliates, including responses to general advertisements. In addition, during the Term of this Agreement and for a period of [**] thereafter, neither Party may hire or employ any such employee of the other Party (including personnel who were employees of such other Party within a period of [**] or less from the date of the proposed hiring or employment) without the prior written consent of such other Party, unless such other Party had previously terminated the employment of such former employee.

5.5.                              Standstill Agreement. During [**] (the “Standstill Period”), neither Partner nor any of its Representatives (as defined below) (collectively the “Partner Related Parties”) will, in any manner, directly or indirectly:

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

5.5.1.                                                    make, effect, initiate, directly participate in or cause

(a)                                  any acquisition of beneficial ownership of any securities of Ironwood or any securities of any Affiliate of Ironwood, if, after such acquisition, the Partner Related Parties would beneficially own more than ten percent of the outstanding common stock of Ironwood; or

(b)                                 any acquisition of all or substantially all of the assets of Ironwood or of any Affiliate of Ironwood; provided this subsection (b) will not apply to the acquisition by the Partner Related Parties of a license or other rights to Ironwood assets or technology under terms negotiated by the Parties; or

(c)                                  any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving Ironwood or any Affiliate of Ironwood, or involving any securities or assets of Ironwood or any securities or assets of any Affiliate of Ironwood; or

(d)                                 any “solicitation” of “proxies” (as those terms are used in the proxy rules of the Securities and Exchange Commission) or consents with respect to any securities of Ironwood; or

5.5.2.                                                     form, join or participate in a Group with respect to the beneficial ownership of any securities of Ironwood; or

5.5.3.                                                     act, alone or in concert with others, to seek to control the management, board of directors or policies of Ironwood; or

5.5.4.                                                     take any action that might require Ironwood to make a public announcement regarding any of the types of matters set forth in Section 5.5.1(a); or

5.5.5.                                                     agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in Sections 5.5.1(a), 5.5.1(b), 5.5.1(c), or 5.5.1(d); or

5.5.6.                                                     assist, induce or encourage any other person to take any action of the type referred to in Sections 5.5.1(a), 5.5.1(b), 5.5.1(c), or 5.5.1(d); or

5.5.7.                                                     enter into any discussions, negotiations, arrangement or agreement with any other person relating to any of the foregoing; or

5.5.8.                                                     request or propose, publicly or to shareholders of Ironwood or its Affiliates, that Ironwood or any of Ironwood’s Representatives (as defined below) amend, waive or consider the amendment or waiver of any provision set forth in this Section 5.5.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Notwithstanding the foregoing, the provisions of this Section 5.5 will not apply to (i) the exercise by any of the Partner Related Parties of any rights available to shareholders generally pursuant to any transaction described in Section 5.5.1(a) above, provided that such Partner Related Party has not then either directly or as a member of a Group made, effected, initiated or caused such transaction to occur, or (ii) any activity by any of the Partner Related Parties after Ironwood or any other Third Party unrelated to any of the Partner Related Parties has made any public announcement of its intent to solicit or engage in any transaction of the type referred to in this Section 5.5.1(a) above; provided however, with respect to subpart (ii), if any of the Partner Related Parties or such Third Party terminates or announces its intent to terminate such transaction and such Partner Related Party (A) has not previously made any public announcement of its intent to solicit or engage in any transaction of the type referred to in this Section 5.5.1(a) above, or (B) in the event that such public announcement has been made by any of the Partner Related Parties, such Partner Related Party has terminated or announced its intent to terminate such transaction, then the provisions of this Section 5.5 will again be applicable.

For purposes of this Section, “Representatives” of a Party will be deemed to include each person or entity that is or becomes (i) an Affiliate of such Party, or (ii) an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of such Party or of any of such Party’s Affiliates, provided such person is acting on behalf of such Party or such Party’s Affiliate. “Group” means two or more persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities of Ironwood.

5.6.                              Export Restrictions. Partner will not sell, export, or distribute, directly or indirectly, any Product to any location outside of the Territory or take any action that Partner reasonably believes will result in such export.

5.7.                              Communications with other Linaclotide Partners. Except and to the extent required by this Agreement or otherwise with the prior consent of Ironwood, Partner will not communicate with any other Third Parties that have licensed Ironwood’s rights to the Licensed Compound about the subject matter of this Agreement or any activities under this Agreement or the license agreement between Ironwood and such Third Parties.

6.                                      REPRESENTATIONS AND WARRANTIES

6.1.                              Representations and Warranties of Each Party. As of the Effective Date, each of Partner and Ironwood hereby represents and warrants to the other Party hereto as follows:

(a)                                  it is a corporation or entity duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation or formation;

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(b)                                 the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action and does not require any shareholder action or approval;

(c)                                  it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(d)                                 the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions does not and may not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its charter or operative documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound; and

(e)                                  it has the full right, power and authority to grant all of the right, title and interest in the licenses granted to the other Party under this Agreement.

6.2.                              Additional Representations and Warranties of Ironwood. Ironwood hereby represents and warrants to Partner that as of the Effective Date:

(a)                                  Ironwood has the sole right, title and interest in and to the Ironwood Patent Rights listed in Schedule 6.2(a) to this Agreement other than the Forest Patent Rights;

(b)                                 Ironwood is not subject to any agreement with a Third Party that includes a royalty or similar payment obligation to, or other restriction or limitation in favor of, such Third Party (including, for this purpose, to current or former officers, directors, employees, consultants or personnel of Ironwood or any predecessor) with respect to its rights to practice the Ironwood Technology;

(c)                                  No Ironwood Patent Rights are subject to, or were developed pursuant to any funding agreement with any government or government agency;

(d)                                 Ironwood is not in breach of any material provisions of any agreements with Third Parties relating to the Ironwood Patent Rights;

(e)                                  Ironwood has not received any written or oral claim of ownership, inventorship or patent infringement from any Third Party (including without limitation, by current or former officers, directors, employees, consultants, or personnel of Ironwood or any predecessor) with respect to

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

the Ironwood Technology, and Ironwood is not aware of any reasonable basis for any such claim.

6.3.                              Additional Representations and Warranties of Partner. Partner hereby represents and warrants to Ironwood that as of the Effective Date:

(a)                                  Partner is not subject to any agreement with a Third Party that includes a royalty or similar payment obligation to, or other restriction or limitation in favor of, such Third Party (including, for this purpose, to current or former officers, directors, employees, consultants or personnel of Partner or any predecessor) with respect to its rights to practice the Partner Technology;

(b)                                 Partner has no products currently under Development or Commercialization for diagnostic, prophylactic or therapeutic uses in IBS-C, CC or OIC indications, except as provided in Schedule 6.3(b); and

(c)                                  Partner has not received any written or oral claim of ownership, inventorship or patent infringement from any Third Party (including without limitation, by current or former officers, directors, employees, consultants, or personnel of Partner or any predecessor) with respect to the Partner Technology, and Partner is not aware of any reasonable basis for any such claim.

6.4.                              Representation by Legal Counsel. Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will exist or be implied against the Party which drafted such terms and provisions.

6.5.                              No Inconsistent Agreements. Neither Party has in effect and after the Effective Date neither Party may enter into any oral or written agreement or arrangement that would be inconsistent with its obligations under this Agreement or limit the ability of either Party to grant the licenses set forth in Section 2 of this Agreement.

6.6.                              Disclaimer. THE FOREGOING WARRANTIES OF EACH PARTY ARE IN LIEU OF ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF NONINFRINGEMENT, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE ALL OF WHICH ARE HEREBY SPECIFICALLY EXCLUDED AND DISCLAIMED. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF ANY PRODUCT UNDER THIS AGREEMENT WILL BE SUCCESSFUL.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

7.                                      INTELLECTUAL PROPERTY

7.1.                              Disclosure. During the Term, the Parties will promptly disclose to one another all Collaboration Know-How (whether patentable or not).

7.2.                              Ownership.

7.2.1.                                                     Ownership of Technology. Determinations as to which Party has invented any Patent Right or Know-How will be made in accordance with the standards of inventorship under U.S. patent law. Subject to the license grants under Section 2 of this Agreement, as between the Parties, Ironwood will own all Ironwood Technology and Partner will own all Partner Technology. Each Party will own an undivided one-half interest in and to the Joint Technology. In the event inventorship and ownership of any Collaboration Technology cannot be resolved by the Parties with advice of their respective intellectual property counsel, such dispute will be resolved through arbitration pursuant to Section 10.1.3, provided such arbitration panel will include at least a single arbitrator who is a specialist in U.S. chemical and pharmaceutical patent law and in chemical and pharmaceutical patents.

7.2.2.                                                     Employee Assignment. To the extent permissible under Applicable Law, each Party will cause each employee and contractor conducting work on such Party’s behalf under this Agreement to sign a contract that (i) compels prompt disclosure to the Party of all Ironwood Technology, Partner Technology, Joint Technology, as applicable, conceived or reduced to practice by such employee or contractor during any performance under this Agreement, (ii) automatically assigns to the Party all right, title and interest in and to all such Technology and all Patent Rights disclosing or claiming such Technology, and (iii) obligates such persons to similar obligations of confidentiality as set forth in this Agreement. Each Party will require each employee and contractor conducting work on such Party’s behalf under this Agreement to maintain records in sufficient detail and in a good scientific manner appropriate for patent purposes to properly reflect all work done.

7.3.                              Intellectual Property Working Group. The Parties will promptly establish an intellectual property working group comprised of at least one senior patent attorney from each Party, together with research and development personnel and such other representatives of the Parties as the Parties may determine to be appropriate from time to time, to manage and review the patent strategy for inventions made in the course of the Development and to determine patent strategy relating to the Collaboration Patent Rights, to the extent such Collaboration Patent rights are necessary or useful in the Territory to Manufacture, Develop or Commercialize the Licensed Compound or Product.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

7.4.                              Prosecution and Maintenance of Patent Rights.

7.4.1.                                                     Patent Prosecution and Maintenance. Each of Ironwood and Partner will be primarily responsible for the preparation, filing, prosecution and maintenance of the Ironwood Patent Rights and the Partner Patent Rights, respectively; provided that: (i) each Party will provide the other with advance copies of, and a reasonable opportunity to comment upon, proposed patent filings in the Territory and prosecution strategies and proposed correspondence with patent offices in the Territory undertaken pursuant to any such filings, and will consider comments received in good faith and will not unreasonably reject such comments, except that Ironwood will not be obligate to provide Partner with advance copies of proposed patent filings, related prosecution strategies or proposed correspondence for Forest Patent Rights; (ii) Ironwood will be primarily responsible for the preparation, filing, prosecution and maintenance of the Partner Patent Rights outside the Territory, but Ironwood will provide Partner with advance copies of, and a reasonable opportunity to comment upon, proposed patent filings, related prosecution strategies and proposed correspondence with patent officials outside the Territory relating to any such patents and will consider comments received in good faith and will not unreasonably reject such comments; and (iii) correspondence or other communications or actions which relate to the validity of Collaboration Patent Rights, to the extent such Collaboration Patent Rights are necessary or useful in the Territory to Manufacture, Develop or Commercialize a Collaboration Compound or Product in the Territory, that are made during the course of an action before a national or regional patent office in the Territory or national court in the Territory will require the mutual approval of both Parties. A Party providing comments in accordance with this Section will provide such comments expeditiously and in any event in reasonably sufficient time to meet any filing deadline communicated to it by the other Party. The Party receiving any such patent application and correspondence will maintain such information in confidence, except for patent applications that have been published and official correspondence that is publicly available.

7.4.2.                                                     Joint Patent Rights. The intellectual property working group established under Section 7.3 will designate which Party will be responsible for preparing, filing, prosecuting and maintaining Joint Patent Rights. Irrespective of which Party is responsible for filing, prosecuting and maintaining Joint Patent Rights, Partner and Ironwood will equally share the costs for filing, prosecuting and maintaining Joint Patent Rights in the Territory.

7.4.3.                                                     Reversion Rights. If a Party decides not to file, prosecute or maintain a Patent Right covering, as applicable, Ironwood Technology, Partner Technology or Joint Partner Technology, to the extent such Technology is necessary or useful to Manufacture, Develop or Commercialize the Licensed Compound or Product, with respect to Ironwood Technology within the Territory and with respect to Partner Technology whether within or outside of the Territory, it will give the other Party reasonable notice to that effect

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

sufficiently in advance of any deadline for any filing with respect to such Patent Right to permit the other Party to carry out such activity. After such notice, the other Party may file, prosecute and maintain the Patent Right, and perform such acts as may be reasonably necessary for the other Party to file, prosecute or maintain such Patent Right, at its sole cost and expense. If such other Party does so elect, then the Party which has elected not to pursue such filing, prosecution or maintenance will provide such cooperation to the other Party, including the execution and filing of appropriate instruments, as may reasonably be requested to facilitate the transition of such patent activities, and will assign all of its right, title and interest to such patent, other than its rights thereto provided by this Agreement, to the Party electing to pursue such patent activities.

7.4.4.                                                     Patent Term Extensions. The Parties agree to cooperate in the selection of the appropriate Ironwood Patent Rights, Partner Patent Rights or Joint Patent Rights as listed in the patent information section of the Product NDA for filing to obtain a patent term extension pursuant to all applicable laws and regulations (“Patent Term Extension”), including without limitation supplementary protection certificates and any other extensions that are now or become available in the future wherever applicable to Patent Rights that are applicable to the Product.

7.5.                              Trademarks.

7.5.1.                                                     Product Trademark. Until such time as the Parties determine that the launch by a Third Party of a generic equivalent of the Product is imminent in the Territory (on a country-by-country basis, and based upon objective evidence shared and discussed by both Parties), all Products will be sold in the Territory under the Trademarks selected by the JCC with advice from the Parties’ intellectual property counsel. No such Trademark will be used outside of the country as to which it has been approved for use by the JCC or outside the Territory, unless otherwise agreed by the Parties in writing. The Parties acknowledge and agree that trademarks developed or used in connection with the Forest Agreement may not be used by the Parties in the Territory unless agreed to by Ironwood and Forest in writing. Ironwood owns such Trademarks subject to the license granted to Partner herein, and is responsible for the filing, prosecution and maintenance of such Trademarks in the applicable country or countries within the Territory. If Ironwood decides not to file, prosecute or maintain a Trademark in a country of the Territory, it will give Partner reasonable notice to that effect sufficiently in advance of any deadline for any filing with respect to such Trademark in such country to permit Partner to carry out such activity. After such notice, Partner may file, prosecute and maintain such Trademark in such country.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

7.5.2.                                                     Trademark Use. The manner of use of the Trademarks will be subject to periodic review by the JCC. Neither Party will use the Trademarks in a way that is inconsistent with the usage instructions approved by the JCC, and neither Party will use a trademark confusingly similar to one of the Trademarks with any of its other products or, except as otherwise provided herein, use the Trademarks in combination with its other trademarks in a manner which would create combination marks. The Parties will utilize the Trademarks within the Territory only in accordance with this Agreement.

7.5.3.                                                     Party Name on Product Promotional Material. Subject to Applicable Law, all Product promotional material in the Territory will include Ironwood’s trade name, trademark, and other logos requested by Ironwood (the “Ironwood House Marks”) in a manner that has equal prominence with Partner’s marks. To effectuate the purposes of this Agreement, Ironwood hereby grants to Partner a royalty free license, to use and display the Trademarks, and the Ironwood House Marks in connection with the Commercialization of a Product in the Field, with respect to the Trademarks in the Territory, and with respect to the Ironwood House Marks in the U.S., and all in accordance with this Agreement. All goodwill arising from the use of such Trademarks and Ironwood House Marks will inure to the benefit of Ironwood.

7.6.                              Enforcement of Technology Rights.

7.6.1.                                                     Notice. If Ironwood or Partner becomes aware that any Ironwood Technology, Partner Technology, in each such case, which Technology is necessary or useful in the Territory to Manufacture, Develop or Commercialize the Licensed Compound or Product, or Joint Technology is infringed or misappropriated by a Third Party in the Territory in the Field or is subject to a declaratory judgment action arising from such infringement (collectively, an “Infringement”), Ironwood or Partner, as the case may be, will promptly notify the other Party.

7.6.2.                                                     Enforcement. The Party that owns the Technology which is the subject of the Infringement will have the first right (but not the obligation), to enforce such Technology against such Infringement, provided that in the event Technology owned by both Parties is the subject of the Infringement, the Parties will cooperate and act in concert to enforce their Technology against such Infringement; provided, further, that (i) the other Party will have the right to join such proceeding at any time at its own expense (subject to the provisions of Section 7.6.3) and will do so at any time if it is deemed to be a necessary Party by the tribunal in which the Infringement is being prosecuted, and (ii) neither Party will admit the invalidity or unenforceability of any Collaboration Technology which Collaboration Technology is necessary or useful in the Territory to Manufacture, Develop or Commercialize the Licensed

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Compound or Product or other Technology owned solely by or jointly with the other Party without the other Party’s prior written consent. In the event the Party with the first right to control an action or proceeding pursuant to this Section declines to prosecute the infringing technology or to defend such claim within 90 days (or such shorter period as may be required to comply with legal or regulatory deadlines which relate to such infringement) of becoming aware thereof, the other Party will have the right to so enforce or defend. Irrespective of which Party controls an action pursuant to this Section, the Parties will collaborate in the choice of counsel with respect to such action and the comments of the other Party will not be unreasonably rejected with respect to strategic decisions and their implementation with respect to such action. In furtherance of the foregoing, the Party responsible for any such action will keep the other Party reasonably informed, in person or by telephone, regarding the status and costs of such action or proceeding prior to and during any such enforcement. Neither Party will settle any such action without the written consent of the other Party, such consent not to be unreasonably withheld. Neither Party will incur any liability to the other as a consequence of such litigation or any unfavorable decision resulting therefrom, including any decision holding any of the Ironwood Technology, Partner Technology, or Joint Technology invalid, not infringed, not misappropriated or unenforceable.

7.6.3.                                                     Costs and Recoveries.

(a)                                  If the Party who did not initiate the action against an Infringement under Section 7.6.2 (the “Non-Initiating Party”) joins the other Party (the “Initiating Party”) in action against an Infringement, then the costs of such prosecution or defense of validity, and the proceeds of any awards, judgments or settlements obtained in connection with an Infringement in the Territory will be [**].

(b)                                 If the Non-Initiating Party does not join the Initiating Party in an action against an Infringement, then the Initiating Party will control the Infringement and the proceeds of any awards, judgments, or settlements obtained in connection with the Infringement in the Territory will [**].

7.7.                              Third Party Claims.

7.7.1.                                                     Third Party Claims - Course of Action. If the Development, Commercialization or Manufacture of a Product under this Agreement is alleged by a Third Party to infringe a Third Party’s patent right(s) or misappropriate a Third Party’s trade secret, the Party becoming aware of such allegation will promptly notify the other Party thereof, in writing, reasonably detailing the claim.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

7.7.2.                                                     Third Party Suit. If a Third Party sues a Party (the “Sued Party”) alleging that the Sued Party’s or the Sued Party’s Sublicensees’, Development, Manufacture or Commercialization of the Licensed Compound or the Product infringes or will infringe said Third Party’s patent right(s) or misappropriates said Third Party’s trade secret, then upon the Sued Party’s request and in connection with the Sued Party’s defense of any such Third Party suit, the other Party will provide reasonable assistance to the Sued Party for such defense and will join such suit if deemed a necessary party. The Sued Party will keep the other Party, if such other Party has not joined in such suit, reasonably informed on a quarterly basis, in person or by telephone, prior to and during the pendency of any such suit. The Sued Party will not admit the invalidity of any patent within the Ironwood Patent Rights, the Partner Patent Rights or the Joint Patent Rights, nor settle any such suit, without written consent of the other Party, such consent not to be unreasonably withheld. Subject to the Parties’ respective indemnity obligations pursuant to Section 9.1 and 9.2, all litigation expenses, including settlement costs, royalties paid in settlement of any such suit, and the payment of any damages to the Third Party, will be paid by [**].

7.8.                              Patent Marking. Each Party agrees to mark and have its Affiliates and all Sublicensees mark all Products (or their containers or labels) sold pursuant to this Agreement in accordance with the applicable statutes or regulations in the country or countries of manufacture and sale thereof.

7.9.                              Patent Certifications. Each Party will immediately give written notice to the other of any certification of which it becomes aware has been filed pursuant to any foreign equivalent to 21 U.S.C. § 355(b)(2)(A) or § 355(j)(2)(A)(vii) (or any amendment or successor statute thereto) claiming that the Ironwood Patent Rights, Partner Patent Rights, or Collaboration Patent Rights covering the Product are invalid or that infringement will not arise from the manufacture, use or sale in the Territory of such Third Party product by a Third Party. If Partner decides not to bring infringement proceedings against the Third Party making such a certification with respect to any Product, Partner will give notice to Ironwood of its decision not to bring suit within ten business days after receipt of notice of such certification (or, if the time period permitted by law is less than 20 business days, within half of the time period permitted by law for Partner to commence such action) and Ironwood may then, but will not be obligated to, bring suit against the Third Party that filed the certification. Any suit by either Party may be in the name of either or both Parties, as may be required by law. For this purpose, the Party not bringing suit will execute such legal papers necessary for the prosecution of such suit as may be reasonably requested by the Party bringing suit.

7.10.                        No Implied Licenses. Except as expressly set forth in this Agreement, no right or license under any Ironwood Technology or Partner Technology is granted or will be granted by implication as a result of the respective rights of the Parties under this Agreement. All such rights or licenses are or will be granted only as expressly provided in this Agreement.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

7.11.                        Privileged Communications. In furtherance of this Agreement, it is expected that Partner and Ironwood will, from time to time, disclose to one another privileged communications with counsel, including opinions, memoranda, letters and other written, electronic and verbal communications. Such disclosures are made with the understanding that they will remain confidential, they will not be deemed to waive any applicable attorney-client privilege and that they are made in connection with the shared community of legal interests existing between Ironwood and Partner, including the community of legal interests in avoiding infringement of any valid, enforceable patents of Third Parties and maintaining the validity of Ironwood Patent Rights, Partner Patent Rights and Joint Patent Rights.

8.                                      TERM AND TERMINATION

8.1.                              Term. The term of this Agreement will commence on the Effective Date and, unless earlier terminated as provided in this Section 8, will continue in full force and effect on a Product-by-Product and country-by-country basis until Partner is no longer Developing or Commercializing such Product in such country.

8.2.                              Termination for Cause.

8.2.1.                                                     Termination for Material Breach. This Agreement may be terminated effective immediately to the extent set forth in the last sentence of this Section by written notice by either Party at any time during the Term if the other Party materially breaches this Agreement, which breach remains uncured for [**] days measured from the date written notice of such breach is given to the breaching Party, which notice will specify the nature of the breach and demand its cure; provided, however, that if such breach is not capable of being cured within the stated period and the breaching Party uses Commercially Reasonable Efforts to cure such breach during such period and presents a mutually agreeable remediation plan for such breach, this Agreement will not terminate and the cure period will be extended for such period provided in the remediation plan as long as the breaching party continues to use Commercially Reasonable Efforts to pursue the cure as provided in such remediation plan. Notwithstanding anything to the contrary set forth in this Agreement but subject to the limitations set forth in Section 9.5, termination will not be deemed to relieve a defaulting party from any liability arising from such default. The non-breaching Party may terminate this Agreement pursuant to this Section 8.2.1 (i) in the event of a material breach that is specifically related to a country in the Territory and such country is not a Major Country, only with respect to such country, (ii) in the event of a material breach that is specifically related to a Major Country, with respect to such country or as to this Agreement in its entirety, at the election of the non-breaching Party and (iii) in the event of a material breach that does not relate specifically to a particular country in the Territory, as to this Agreement in its entirety.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

8.2.2.                                                     Violation of Law. This Agreement may be terminated by either Party on giving [**] days written notice to the other, which will be effective on the expiration date of such [**] day period in the event that the other Party (the “Violating Party”) is convicted of a felony for violating, or a final, non-appealable order is issued by a court of competent jurisdiction finding that the Violating Party violated, any Applicable Law, the Federal Foreign Corrupt Practices Act (or analogous law) or any securities laws or regulations (collectively, the “Relevant Laws”), which are of such a nature that the Violating Party’s violation of such Relevant Laws would prevent or substantially diminish a Party from performing or having the ability to perform its obligation pursuant to this Agreement, except, however, this clause will have no application in the case of civil or criminal proceedings that either Party has disclosed to the other Party in writing prior to the Effective Date or that are otherwise disclosed in either Party’s reports or statements filed pursuant to the Securities Exchange Act of 1934 prior to the Effective Date. Such notice of termination must be given within [**] days of the terminating Party becoming aware of the circumstances described in this Section 8.2.2.

8.2.3.                                                     Effects of Termination by Ironwood or by Partner for Convenience. If this Agreement is terminated by Ironwood under Section 8.2.1, 8.2.2, 8.2.5, or 8.4.2, or by Partner under Section 8.3, then the following provisions will be effective, for the corresponding country, or the entire Territory, as applicable, upon such termination:

(a)                                  All licenses granted by Ironwood to Partner hereunder will automatically terminate;

(b)                                 All licenses granted by Partner to Ironwood will become fully paid up, irrevocable, perpetual, royalty-free licenses;

(c)                                  Partner will assign to Ironwood all right, title, and interest in and to: (i) all Regulatory Submissions and Regulatory Approvals pertaining to the Licensed Compound or Product Controlled by Partner, (ii) all of Partner’s interest in any Trademark (including, without limitation, the goodwill symbolized by such Trademark) used to brand the Product, and (iii) all of Partner’s interest in any copyrights to the extent necessary or useful for Commercializing the Product;

(d)                                 Partner will grant, and hereby grants, to Ironwood a worldwide, exclusive (even as to Partner), royalty-free and fully sublicensable license to practice any invention claimed in the Partner Patent Rights or Joint Patent Rights, and to practice the Partner Know-How and Joint Know-How for purposes of Development and Commercialization of the Licensed Compound or the Product in the Field;

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(e)                                  Partner will furnish Ironwood with reasonable cooperation to assure a smooth transition of any clinical or other studies in progress related to the Licensed Compound or Product which Ironwood determines to continue in compliance with Applicable Law and ethical guidelines applicable to the transfer or termination of any such studies. In addition, Partner will return all Ironwood Confidential Information to Ironwood; and

(f)                                    Until termination is effective, Partner will continue to perform its obligations under the Development Plan and the Commercialization Plan then in effect, except with respect to activities that Ironwood elects to discontinue.

Sections 8.2.3(a) will be effective upon any such termination, and Sections 8.2.3(b), 8.2.3(c), 8.2.3(d), 8.2.3(e) and 8.2.3(f) will be effective upon such termination or Ironwood’s earlier election following a notice of termination.

8.2.4.                                                     Effects of Termination by Partner. If Partner is entitled to terminate this Agreement pursuant to Section 8.2.1 or 8.2.2, Partner may terminate this Agreement, in which case all licenses granted by Ironwood to Partner will terminate and neither Party will have any further contractual obligations to the other except to the extent of provisions which survive the termination of this Agreement by their respective terms and obligations accrued but remaining outstanding as of the effectiveness of termination.

8.2.5.                                                     Bankruptcy. This Agreement may be terminated by written notice by either Party at any time during the Term of this Agreement if the other Party will file in any court or agency, pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party will be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within 60 days after the filing thereof, or if the other Party proposes or is a Party to any dissolution or liquidation, or if the other Party makes an assignment for the benefit of its creditors.

8.3.                              Termination for Convenience. Prior to its expiration, this Agreement may be terminated in its entirety at any time by Partner effective upon at least [**] days prior written notice to Ironwood for any reason. If Partner terminates for a material safety issue, Partner will provide all assistance reasonably requested by Ironwood for at least [**]  days after the effective date of such termination to identify, further characterize, and fully document such safety issue, and will provide such other assistance as may be reasonably useful or necessary for Ironwood to continue with the development or commercialization

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

of the Licensed Compound. Notwithstanding the foregoing sentence, Partner will not be required to undertake any Development, Manufacturing, or Commercialization activities after providing notice of termination for a material safety issue under this Section 8.3.

8.4.                              Change of Control.

8.4.1.                                                     Change of Control Notice. Partner will notify Ironwood in writing, referencing this Section 8.4.1 of this Agreement, immediately upon any Change of Control, and will provide such notice where possible at least 60 days prior to the Change of Control.

8.4.2.                                                     Consequences of a Change of Control.

(a)                                  In the event that Partner is subject to a Change of Control which could reasonably be expected to lead to an Impairment (as defined below), Partner will notify Ironwood at least [**] days prior to the closing of such transaction, and Ironwood may elect, in its sole discretion, to (i) continue this Agreement in accordance with its terms, (ii) terminate this Agreement on [**] months notice, during which period this Agreement would continue in effect in accordance with its terms, or (iii) terminate this Agreement effective upon [**] days written notice of termination, in each of cases (ii) and (iii) such notice to be delivered within [**] days after the Fair Market Value is determined pursuant to this Section 8.4.2(a). Within [**] days following Ironwood’s receipt of notice from Partner of a Change of Control, Ironwood will provide notice to Partner requesting a determination of the Fair Market Value of the Product rights subject to acquisition by Ironwood upon a termination pursuant to this Section 8.4.2(a), and the failure to so request such valuation will be deemed the election to continue this Agreement in accordance with its terms. Such determination must be made by the Parties in good faith, and if such determination is not made within [**] days of the request, then as determined by a Valuation Panel. In connection with such termination, Ironwood will be required to pay Partner an amount equal to the Fair Market Value of the Product rights reacquired by Ironwood in a lump sum payment within [**] days of the effective date of the termination.

(b)                                 In the event that Partner is subject to a Change of Control and the other party to the Change of Control is Forest, then Ironwood will have the right to terminate this Agreement on [**] days notice.

(c)                                  For purposes of this Section 8.4.2, an “Impairment” will only be deemed to occur if (a) it is reasonably anticipated that the entity resulting from such Change of Control will be unable to perform its obligations in accordance with the terms of this Agreement, as reasonably determined based on objective criteria available to both Parties, including without

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

limitation, the new entity’s financial position and product pipeline, (b) the product line of the entity which results from the Change of Control includes a product which is indicated for the treatment of IBS-C, CC, OIC (unless as to any such indication, the JDC has determined not to pursue Development for such indication) or any other indication for which the Product is then being Commercialized in the Territory pursuant to this Agreement.

8.5.                              Survival of Certain Obligations. Expiration or termination of this Agreement will not relieve the Parties of any obligation accruing before such expiration or termination. The provisions of this Agreement that must, by their nature, survive expiration or termination of this Agreement to give effect to their intent, will so survive, including without limitation Sections 5, 8, and 9. Any expiration or early termination of this Agreement will be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement before termination.

9.                                      PRODUCT LIABILITY, INDEMNIFICATION, AND INSURANCE

9.1.                              Indemnification by Ironwood. Ironwood will indemnify, defend and hold harmless Partner, its Affiliates, and each of its and their respective employees, officers, directors agents and permitted Sublicensees (each, a “Partner Indemnified Party”) from and against any and all losses, damages, liabilities, settlements, penalties, fines, and expenses (including, without limitation, reasonable attorneys’ fees and expenses) (collectively, “Liability”) that the Partner Indemnified Party may be required to pay to one or more Third Parties to the extent resulting from or arising out of (i) any Ironwood representation or warranty set forth in this Agreement being untrue in any material respect or (ii) any material breach by Ironwood of any of its covenants or obligations hereunder, except to the extent caused by the gross negligence or willful misconduct of Partner or any Partner Indemnified Party, or by breach of this Agreement by Partner.

9.2.                              Indemnification by Partner. Partner will indemnify, defend and hold harmless Ironwood, its Affiliates, Sublicensees, distributors and each of its and their respective employees, officers, directors and agents (each, an “Ironwood Indemnified Party”) from and against any and all Liabilities that the Ironwood Indemnified Party may be required to pay to one or more Third Parties to the extent resulting from or arising out of:

(a)                                  any Partner representation or warranty set forth in this Agreement being untrue in any material respect or a material breach by Partner of any of its covenants or obligations hereunder;

(b)                                 the Development of the Product by Partner hereunder;

(c)                                  the Commercialization of the Product by Partner in the Field in the Territory hereunder; or

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(d)                                 any recall or withdrawal of the Product in the Field in the Territory, to the extent attributable to acts of Partner,

except in each case, to the extent caused by the gross negligence or willful misconduct of Ironwood or any Ironwood Indemnified Party, or by breach of this Agreement by Ironwood.

9.3.                              Procedure. Each Party will notify the other in the event it becomes aware of a claim for which indemnification may be sought hereunder or for which Liability is shared pursuant to this Section 9. In case any proceeding (including any governmental investigation) is instituted involving any Party in respect of which indemnity may be sought pursuant to this Section 9, such Party (the “Indemnified Party”) will promptly notify the other Party (the “Indemnifying Party”) in writing and the Indemnifying Party and Indemnified Party will meet to discuss how to respond to any claims that are the subject matter of such proceeding. The Indemnifying Party, upon request of the Indemnified Party, will retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and will pay the fees and expenses of such counsel related to such proceeding. In any such proceeding, the Indemnified Party will have the right to retain its own counsel, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party will have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both Parties by the same counsel would be inappropriate due to actual or potential differing interests between them. All such fees and expenses incurred pursuant to Section 9.1 or 9.2 will be reimbursed as they are incurred. The Indemnifying Party will not be liable for any settlement of any proceeding unless effected with its written consent. The Indemnifying Party will not, without the written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which the Indemnified Party is, or arising out of the same set of facts could have been, a party and indemnity could have been sought hereunder by the Indemnified Party, unless such settlement includes an unconditional release of the Indemnified Party from all liability on claims to which the indemnity relates that are the subject matter of such proceeding.

9.4.                              Insurance. Each Party further agrees to use Commercially Reasonable Efforts to obtain and maintain, during the Term of this Agreement, commercial general liability insurance, including products liability insurance, with reputable and financially secure insurance carriers to cover its indemnification obligations under Sections 9.1 or 9.1, as applicable, or self-insurance, with limits of not less than [**] million dollars per occurrence and [**] million dollars in the aggregate ($[**] in the aggregate from and after Commercial Launch).

9.5.                              Liability Limitations. NOTWITHSTANDING THE FOREGOING, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, OR

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

EXEMPLARY DAMAGES UNDER THIS AGREEMENT, EXCEPT TO THE EXTENT THE DAMAGES RESULT FROM A PARTY’S WILLFUL MISCONDUCT OR ARISE FROM A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS SECTION 9.

10.                               MISCELLANEOUS.

10.1.                        Governing Law; Jurisdiction; Dispute Resolution.

10.1.1.                                               Governing Law. The interpretation and construction of this Agreement will be governed by the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

10.1.2.                                               Dispute Resolution. In the event of a dispute arising out of or relating to this Agreement, either Party will provide written notice of the dispute to the other, in which event the dispute will be referred to the executive officers designated below or their successors, for attempted resolution by good faith negotiations within 30 days after such notice is received. The designated officers are initially as follows:

For Ironwood: Its Chief Executive Officer or his designate

For Partner: Its Chief Executive Officer or his designate

In the event the designated executive officers do not resolve such dispute within the allotted 30 days, either Party may, after the expiration of the 30 day period, seek to resolve the dispute through arbitration in accordance with Section 10.1.3. Notwithstanding the preceding, the Parties acknowledge that the failure of the JDC to reach consensus as to any matter, which failure does not involve a breach by a Party of its obligations hereunder, will not be deemed a dispute which may be referred for resolution by arbitration hereunder.

10.1.3.                                               Arbitration.

(a)                                  Claims. Any claim, dispute, or controversy of whatever nature arising between the Parties out of or relating to this Agreement that is not resolved under Section 10.1.2 within the required 30 day time period, including without limitation, any action or claim based on tort, contract, or statute (including any claims of breach or violation of statutory or common law protections from discrimination, harassment and hostile working environment), or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement (“Claim”), will be resolved by final and binding arbitration before a panel of three experts with relevant industry experience (the “Arbitrators”). One Arbitrator will

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

be chosen by Ironwood and one Arbitrator will be chosen by Partner within 15 days from the notice of initiation of arbitration. The third Arbitrator will be chosen by mutual agreement of the Arbitrator chosen by Ironwood and the Arbitrator chosen by Partner within 15 days of the date that the last of such Arbitrators were appointed. The Arbitrators will be administered by the International Chamber of Commerce (the “Administrator”) in accordance with its then existing arbitration rules or procedures regarding commercial or business disputes. The arbitration will be held in New York, New York. The Arbitrators will be instructed by the Parties to complete the arbitration within 90 days after selection of the final Arbitrator.

(b)                                 Arbitrators’ Award. The Arbitrators will, within 15 calendar days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The decision or award rendered by the Arbitrators will be final and non-appealable, and judgment may be entered upon it in accordance with applicable law in the State of New York or any other court of competent jurisdiction. The Arbitrators will be authorized to award compensatory damages, but will NOT be authorized (i) to award non-economic damages, such as for emotional distress, pain and suffering or loss of consortium, (ii) to award punitive damages, or (iii) to reform, modify or materially change this Agreement or any other agreements contemplated hereunder; provided, however, that the damage limitations described in parts (i) and (ii) of this sentence will not apply if such damages are statutorily imposed.

(c)                                  Costs. Each Party will bear its own attorney’s fees, costs, and disbursements arising out of the arbitration and the costs of the arbitrator selected by it, and will pay an equal share of the fees and costs of the third arbitrator; provided, however, the Arbitrators will be authorized to determine whether a party is the prevailing party, and if so, to award to that prevailing party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and/or the fees and costs of the Administrator and the Arbitrators.

(d)                                 Compliance with this Agreement. Unless the Parties otherwise agree in writing, during the period of time that any arbitration proceeding is pending under this Agreement, the Parties will continue to comply with all those terms and provisions of this Agreement that are not the subject of the pending arbitration proceeding.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(e)                                  Injunctive or Other Equity Relief. Nothing contained in this Agreement will deny any Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing arbitration proceeding.

10.2.                        Force Majeure. No liability will result from, and no right to terminate will arise, in whole or in part, based upon any delay in performance or non-performance, in whole or in part, by either of the Parties to this Agreement to the extent that such delay or non-performance is caused by an event of Force Majeure. “Force Majeure” means an event that is beyond a non-performing Party’s reasonable control, including an act of God, act of the other Party, war, riot, civil commotion, terrorist act, malicious damage, epidemic, quarantine, fire, flood, storm, natural disaster or compliance with any law or governmental order, rule, regulation or direction, whether or not it is later held to be invalid or inapplicable. The Force Majeure Party will within ten days of the occurrence of the Force Majeure event, give written notice to the other Party stating the nature of the Force Majeure event, its anticipated duration and any action being taken to avoid or minimize its effect. Any suspension of performance will be of no greater scope and of no longer duration than is reasonably required and the Force Majeure Party will use reasonable effort to remedy its inability to perform; provided, however, if the suspension of performance continues or is anticipated to continue for 30 days after the date of the occurrence, the unaffected Party will have the right but not the obligation to perform on behalf of the Force Majeure Party for a period of such Force Majeure and such additional period as may be reasonably required to assure a smooth and uninterrupted transition of such activities. If such failure to perform would constitute a material breach of this Agreement in the absence of such event of Force Majeure, and continues for one year from the date of the occurrence and the Parties are not able to agree on appropriate amendments within such period, such other Party will have the right, notwithstanding the first sentence of this Section 10.2, to terminate this Agreement immediately by written notice to the Force Majeure Party, in which case neither Party will have any liability to the other except for those rights and liabilities that accrued prior to the date of termination and the consequences of termination pursuant to Sections 8.2.3 or 8.2.4, as applicable, as if such termination was a termination as to which such consequences applied.

10.3.                        Additional Approvals. Partner and Ironwood will cooperate and use respectively all reasonable efforts to make all other registrations, filings and applications, to give all notices and to obtain as soon as practicable all governmental or other consents, transfers, approvals, orders, qualifications authorizations, permits and waivers, if any, and to do all other things necessary or desirable for the consummation of the transactions as contemplated hereby. Neither Party will be required, however, to divest or out-license products or assets or materially change its business if doing so is a condition of obtaining any governmental approvals of the transactions contemplated by this Agreement.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

10.4.                        Waiver and Non-Exclusion of Remedies. A Party’s failure to enforce, at any time or for any period of time, any provision of this Agreement, or to exercise any right or remedy will not constitute a waiver of that provision, right or remedy or prevent such Party from enforcing any or all provisions of this Agreement and exercising any rights or remedies. To be effective any waiver must be in writing. The rights and remedies provided in this Agreement are cumulative and do not exclude any other right or remedy provided by law or otherwise available except as expressly set forth in this Agreement.

10.5.                        Notices.

10.5.1.                                               Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement must be in writing, must refer specifically to this Agreement and will be deemed given only if delivered by hand or sent by facsimile transmission (with transmission confirmed) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 10.5.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 10.5.1. Such Notice will be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) or on the second business day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. This Section 10.5.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

10.5.2.                                               Address for Notice.

For Ironwood:

Ironwood Pharmaceuticals, Inc.

320 Bent Street

Cambridge, MA 02141

Fax:                           617-494-0908

Attn:                    Vice President, Business Development

With a copy to:

Ropes & Gray LLP

One International Place

Boston, MA 02110

Fax:                           617-951-7050

Attn:                    Marc Rubenstein

For Partner:

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Laboratorios Almirall, S.A.

General Mitre, 151

08022 Barcelona (Spain)

Fax: (+34) 93 291 3569

Attn: Chief Executive for Corporate Development and Finance

With a copy to:

Laboratorios Almirall, S.A.

General Mitre, 151

08022 Barcelona (Spain)

Fax: (+34) 93 291 3561

Attn: Legal Director

10.6.                        Entire Agreement. This Agreement, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement. This Agreement supersedes all prior agreements, whether written or oral, with respect to the subject matter of this Agreement. Each Party confirms that it is not relying on any representations, warranties or covenants of the other Party except as specifically set out in this Agreement. Nothing in this Agreement is intended to limit or exclude any liability for fraud. All Exhibits or Schedules referred to in this Agreement are intended to be and are hereby specifically incorporated into and made a part of this Agreement. In the event of any inconsistency between any such Exhibits or Schedules and this Agreement, the terms of this Agreement will govern.

10.7.                        Amendment. Any amendment or modification of this Agreement must be in writing and signed by authorized representatives of both Parties.

10.8.                        Assignment. Neither Party may assign its rights or delegate its obligations under this Agreement, in whole or in part without the prior written consent of the other Party, except that each Party will always have the right, without such consent, (a) to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates, (b) on written notice to the other Party, assign any or all of its rights and delegate or subcontract any or all of its obligations hereunder to any of its Affiliates, and (c) to assign this Agreement in its entirety in connection with a Change of Control of such Party. Notwithstanding the foregoing, each Party will remain responsible for any failure to perform on the part of any such Affiliates. Any attempted assignment or delegation in violation of this Section 10.8 will be void.

10.9.                        No Benefit to Others. The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they will not be construed as conferring any rights in any other persons except as otherwise expressly provided in this Agreement.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

10.10.                  Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which taken together will be deemed to constitute one and the same instrument. An executed signature page of this Agreement delivered by facsimile transmission will be as effective as an original executed signature page.

10.11.                  Severability. To the fullest extent permitted by applicable law, the Parties waive any provision of law that would render any provision in this Agreement invalid, illegal or unenforceable in any respect. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in any respect, then such provision will be given no effect by the Parties and will not form part of this Agreement. To the fullest extent permitted by applicable law and if the rights or obligations of any Party will not be materially and adversely affected, all other provisions of this Agreement will remain in full force and effect and the Parties will use their best efforts to negotiate a provision in replacement of the provision held invalid, illegal or unenforceable that is consistent with applicable law and achieves, as nearly as possible, the original intention of the Parties.

10.12.                  Further Assurance. Each Party will perform all further acts and things and execute and deliver such further documents as may be necessary or as the other Party may reasonably require to implement or give effect to this Agreement.

10.13.                  Publicity. Notwithstanding Section 5.1.6, it is understood that the Parties will issue a press release announcing the execution of this Agreement in such form as the Parties mutually agree. The Parties will consult with each other reasonably and in good faith with respect to the text and timing of any subsequent press releases relating to this Agreement or the activity hereunder prior to the issuance thereof, provided that a Party may not unreasonably withhold consent to such releases, and that either Party may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure or which are consistent with information disclosed in prior releases properly made hereunder.

10.14.                  Relationship of the Parties. The status of a Party under this Agreement will be that of an independent contractor. Nothing contained in this Agreement will be construed as creating a partnership, joint venture, or agency relationship between the Parties or, except as otherwise expressly provided in this Agreement, as granting either Party the authority to bind or contract any obligation in the name of or on the account of the other Party or to make any statements, representations, warranties, or commitments on behalf of the other Party. All Persons employed by a Party or any of its Affiliates are employees of such Party or its Affiliates and not of the other Party or such other Party’s Affiliates and all costs and obligations incurred by reason of any such employment will be for the account and expense of such Party or its Affiliates, as applicable.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

IN WITNESS WHEREOF, duty authorized representatives of the Parties have duly executed this Agreement to be effective as of the Effective Date.

IRONWOOD PHARMACEUTICALS, INC.		LABORATORIOS ALMIRALL, S.A.

By:	/s/ Halley E. Gilbert	By:	/s/ P. Veronneau
/s/ J. Figueras
Name:	Halley E. Gilbert, Esq.
		Name:	P. Veronneau
Title:	Vice President & General Counsel		J. Figueras

		Title:	Proxies

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

EXHIBIT A

LAUNCH PLAN

[**]

Activity	Start Phase	Status	Duration

[**]

EXHIBIT B

PRODUCT SPECIFICATION

[**]

Attributes	Analytical Procedure (Test ID)	Specifications

[**]

EXHIBIT C

INITIAL DEVELOPMENT PLAN

[**]

Duration	Status	Timing in relation to Clinical Development for IBS-C

[**]

EXHIBIT D

PHARMACOVIGILANCE AGREEMENT

(To be entered into by the parties)

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

EXHIBIT E

STOCK PURCHASE AGREEMENT

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

FORM OF SERIES I CONVERTIBLE PREFERRED STOCK

PURCHASE AGREEMENT

BY AND BETWEEN

IRONWOOD PHARMACEUTICALS, INC.

AND

LABORATORIOS ALMIRALL, S.A.

[DATE]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

SERIES I CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

This SERIES I CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of [Date], by and between IRONWOOD PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), and LABORATORIOS ALMIRALL, S.A., a corporation organized under the laws of Spain (“Purchaser”).

RECITALS

WHEREAS, the Company has authorized the sale and issuance of an aggregate of 681,819 shares of its Series I Convertible Preferred Stock, par value $0.001 per share (the “Series I Stock”);

WHEREAS, Purchaser desires to purchase the Shares (as defined in Section 1.1) on the terms and conditions set forth herein; and

WHEREAS, the Company desires to issue and sell the Shares to Purchaser on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.                                      AGREEMENT TO SELL AND PURCHASE.

1.1                               Authorization of Shares.  On or prior to the Closing (as defined in Section 2.1), the Company shall have duly authorized (a) the sale and issuance to Purchaser of 681,819 shares of its Series I Stock (the “Shares”) and (b) the issuance of such shares of Series B Common Stock, par value $0.001 per share (the “Series B Common Stock”) to be issued upon conversion of the Shares (the “Conversion Shares”).  The Shares and the Conversion Shares shall have the rights, preferences, privileges and restrictions set forth in the Tenth Amended and Restated Certificate of Incorporation of the Company, in the form attached hereto as Exhibit A (the “Restated Certificate of Incorporation”).  The Company has, or prior to the Closing will have, adopted and filed the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

1.2                               Sale and Purchase.  Subject to the terms and conditions hereof, at the Closing, the Company hereby agrees to issue and sell to Purchaser and Purchaser agrees to purchase from the Company the Shares at a purchase price of twenty-two U.S. dollars ($22.00) per share.

2.                                      CLOSING, DELIVERY AND PAYMENT.

2.1                               Closing.  The closing of the sale and purchase of the Shares under this Agreement (the “Closing”) shall take place at 10:00 a.m. on the date hereof, upon the satisfaction

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

of the closing conditions set forth in Section 5 below, at the offices of Ropes & Gray LLP, One International Place, Boston, Massachusetts 02110, or at such other time or place as the Company and Purchaser may mutually agree (such date is hereinafter referred to as the “Closing Date”).  If at the Closing any of the conditions specified in Section 5.1 shall not have been fulfilled, Purchaser shall, at its election, be relieved of all of its obligations under this Agreement without thereby waiving any other rights Purchaser may have by reason of such failure or such non-fulfillment.

2.2                               Delivery.  At the Closing, subject to the terms and conditions hereof, the Company will deliver to Purchaser a certificate representing the Shares against payment of the purchase price therefor by check, wire transfer made payable to the order of the Company, or any combination of the foregoing.

2.3                               Use of Proceeds.  The Company shall use the proceeds from the sale of the Shares for product development and for general working capital purposes.

3.                                      REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Except as set forth in the Schedule of Exceptions attached hereto as Exhibit C delivered by the Company to Purchaser at the Closing, the Company hereby represents and warrants to Purchaser as of the date of this Agreement as follows:

3.1                               Organization, Good Standing and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has all requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and as presently proposed to be conducted, to execute and deliver this Agreement and the Eighth Amended and Restated Investors’ Rights Agreement in the form attached hereto as Exhibit B (the “Investors’ Rights Agreement”), to issue and sell the Shares and the Conversion Shares, and to carry out the provisions of this Agreement, the Investors’ Rights Agreement and the Restated Certificate of Incorporation.  The Company is duly qualified and is authorized to do business as a foreign corporation and is in good standing in all jurisdictions listed in the Schedule of Exceptions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to so qualify would not have a material adverse effect on the business, assets, properties, operations, prospects or financial condition of the Company (a “Material Adverse Effect”).  The Company has furnished to Purchaser true and complete copies of its Ninth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and By-laws as presently in effect.

3.2                               Subsidiaries.  Except as set forth in the Schedule of Exceptions, the Company has no subsidiaries and does not own or control, directly or indirectly, any equity security of any corporation or any other interest in any other corporation, general or limited partnership, joint venture association, business trust or other business entity.  The Company is not a participant in any joint venture, partnership or similar arrangement.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

3.3                               Capitalization; Voting Rights.(1)

The authorized capital stock of the Company, immediately prior to the Closing after giving effect to the Restated Certificate of Incorporation, will consist of [98,530,700] shares of Series A Common Stock, par value $0.001 per share (the “Series A Common Stock,” and together with the Series B Common Stock, the “Common Stock”), none of which are issued and outstanding, and [98,530,700] shares of which are reserved for future issuance upon conversion of shares of Series B Common Stock, [98,530,700] shares of Series B Common Stock, [7,095,178] shares of which are issued and outstanding and [16,006,519] shares of which are reserved for future issuance to employees pursuant to the Company’s 1998 Stock Option Plan, 2002 Stock Incentive Plan, 2002 California Stock Incentive Plan and 2005 Stock Incentive Plan (collectively, the “Stock Incentive Plans”) and [74,942,226] shares of Preferred Stock, par value $0.001 per share, 8,904,567 of which are designated Series A Preferred Stock, all of which are issued and outstanding, 7,419,355 of which are designated Series B Preferred Stock, all of which are issued and outstanding, 6,401,523 of which are designated Series C Preferred Stock, all of which are issued and outstanding, 12,618,296 of which are designated as Series D Preferred Stock, all of which are issued and outstanding, 20,500,000 of which are designated as Series E Preferred Stock, 19,633,531 of which are issued and outstanding, 8,000,000 of which are designated as Series F Preferred Stock, all of which are issued and outstanding, 2,083,333 of which are designated as Series G Preferred Stock, none of which are issued and outstanding, 8,333,333 of which are designated as Series H Preferred Stock, 4,141,586 of which are issued and outstanding, and 681,819 of which are designated as Series I Preferred Stock, none of which are issued and outstanding (collectively, the “Preferred Stock”).  All issued and outstanding shares of the Company’s capital stock (a) have been duly authorized and validly issued, (b) are fully paid and non-assessable, and (c) were offered, issued, sold and delivered in compliance with all applicable federal and state securities laws.  The rights, preferences, privileges and restrictions of the Shares are as stated in the Restated Certificate of Incorporation.  Each series of Preferred Stock is convertible into Series B Common Stock on a one-for-one basis.  Each share of Series B Common Stock is convertible into a share of Series A Common Stock on a one-for-one basis.  The Conversion Shares have been duly and validly reserved for issuance.

(a)                                  Other than the [16,006,519] shares of Series B Common Stock reserved for issuance under the Company’s Stock Incentive Plans, the [98,530,700] shares of Series A Common Stock reserved for issuance upon conversion of shares of Series B Common Stock, and except as provided in the Restated Certificate of Incorporation and the Investors’ Rights Agreement or as set forth in the Schedule of Exceptions, (i) no subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or acquire (including conversion or preemptive rights and rights of first refusal) any shares of capital stock of the Company are authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right (including conversion or preemptive rights and rights of first refusal) or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company, and (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend

(1) Capitalization figures are current as of the date of the License Agreement between the Company and Purchaser.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

or make any other distribution in respect thereof, and (iv) no stock appreciation, phantom stock or similar rights with respect to the Company are authorized or outstanding.  Except as contemplated by this Agreement, the Investors’ Rights Agreement, the Fourth Amended and Restated Voting Agreement, dated as of September 12, 2008, by and among the Company, Fidelity Biosciences Limited Partnership and certain stockholders of the Company (the “Voting Agreement”) or in the Schedule of Exceptions, there are no agreements or proxies, written or oral, between the Company and any holder of its capital stock, or, to the best knowledge of the Company, among any holders of its capital stock, relating to the acquisition, disposition or voting of the capital stock of the Company.

(b)                                  When issued in compliance with the provisions of this Agreement and the Restated Certificate of Incorporation, the Shares and the Conversion Shares will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances (other than liens and encumbrances created by Purchaser); provided, however, that the Shares and the Conversion Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed.  The sale of the Shares and the subsequent conversion of the Shares into Conversion Shares are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with on or prior to the Closing.

3.4                               Authorization; Binding Obligations.  All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of this Agreement and the Investors’ Rights Agreement, the performance of all obligations of the Company hereunder and thereunder at the Closing and the authorization, sale, issuance and delivery of the Shares pursuant hereto and the Conversion Shares pursuant to the Restated Certificate of Incorporation has been taken or will be taken prior to the Closing.  This Agreement and the Investors’ Rights Agreement have been duly executed and delivered by the Company and constitute the valid and binding obligations of the Company enforceable in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, (b) general principles of equity that restrict the availability of equitable remedies, and (c) to the extent that the enforceability of the indemnification provisions in Section 2.9 of the Investors’ Rights Agreement may be limited by applicable laws.

3.5                               Financial Statements.  The Company has made available to Purchaser a complete and correct copy of (i) the audited balance sheet of the Company as of December 31, 20    , and the related, audited statements of income, changes in stockholders’ equity and cash flows for the fiscal year then ended, and (ii) the unaudited balance sheet of the Company as of [Date] (the “Statement Date”), and the related, unaudited statements of income and cash flows for the fiscal year then ended (collectively, the “Financial Statements”). The Financial Statements, together with the notes thereto, were prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods, are complete and correct in all material respects and present fairly the financial condition and position of the Company as of their respective dates; provided, however, that the unaudited Financial Statements are subject

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

to normal recurring year-end audit adjustments (which will not be material), and do not contain all footnotes required under generally accepted accounting principles.

3.6                               Liabilities.  Except as set forth in the Schedule of Exceptions, the Company has no material liabilities and, to the best of its knowledge, knows of no material contingent liabilities not disclosed in the Financial Statements, except current liabilities incurred in the ordinary course of business which are not, either individually or in the aggregate, material to the business, assets, properties, operations, prospects or financial condition of the Company.

3.7                               Absence of Changes.  Except as set forth in the Schedule of Exceptions, since the Statement Date, there has not been:

(a)                                  any change in the business, assets, properties, operations, prospects or financial condition of the Company, except changes in ordinary course of business that have not been, either individually or in the aggregate, materially adverse;

(b)                                  any change (individually or in the aggregate) in the contingent obligations of the Company by way of guaranty, endorsement (other than endorsement of drafts in the ordinary course of business for the purpose of collection), indemnity, warranty (other than in the ordinary course of business), or otherwise;

(c)                                  any material loss, destruction or damage to any property of the Company, whether or not insured;

(d)                                  any waiver by the Company of any valuable right or of any material debt or claim owed to it;

(e)                                  any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business or that is not material to the business, assets, properties, operations, prospects or financial condition of the Company;

(f)                                    any material change or amendment to a material contract or arrangement by which the Company or any of its assets or properties is bound;

(g)                                 any change in the compensation paid or payable to any officer, director, employee, consultant, agent or stockholder of the Company (other than compensation increases in the ordinary course of business consistent with past practice, which, individually and in the aggregate, are not material);

(h)                                 any resignation or termination of any executive officer or other key employee of the Company or material change in the terms and conditions of their employment;

(i)                                    any loans or advances made to any person, other than ordinary advances for travel expenses;

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(j)                                    any direct or indirect redemption or acquisition of, any capital stock in the Company;

(k)                                declared or paid any dividends, or authorized or made any distribution in cash or in kind upon or with respect to any class or series of its capital stock;

(l)                                    to the Company’s knowledge, any other event or condition of any character that has affected, or may affect, materially and adversely, the Company’s business or prospects; or

(m)                              any agreement or understanding, whether in writing or otherwise, for the Company to take or become subject to any of the actions specified in paragraphs (a) through (l).

3.8                               Agreements; Action.

(a)                                  Except for agreements explicitly contemplated hereby, agreements between the Company and its employees with respect to the sale of the Company’s Common Stock under the Stock Incentive Plans, and except as set forth in the Schedule of Exceptions, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates or any affiliate thereof.

(b)                                  The Schedule of Exceptions sets forth a list of all material agreements, or commitments of any nature (whether written or oral) to which the Company is a party by which it is bound, including without limitation (i) any agreement which requires future expenditures by the Company in excess of $100,000, (ii) the transfer or license of any patent, trademark, copyright, trade secret or other proprietary right to or from the Company (other than licenses arising from the purchase of “off the shelf” or other standard products), (iii) any employment or consulting agreement in excess of $100,000, employee benefit, bonus, pension, profit-sharing, stock option, stock purchase or similar plan or arrangement, (iv) any distributor, sales representative or similar agreement, (v) any agreement with any current or former stockholder, officer or director of the Company, or any “affiliate” or “associate” of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”)), including without limitation any agreement or other arrangement providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity, (vi) provisions restricting the development, manufacture or distribution of the Company’s products or services, or (vii) indemnification by the Company with respect to infringements of proprietary rights (other than indemnification obligations arising from purchase or sale or license agreements entered into in the ordinary course of business), (viii) provisions restricting the development, manufacture or distribution of the Company’s products or services, (ix) any agreement relating to indebtedness for borrowed money, (x) any agreement for the disposition of a material portion of the Company’s assets (other than in the ordinary course of business) and (xi) any agreement for the acquisition of the business or shares of another party.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(c)                                  Except as set forth in the Schedule of Exceptions, the Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock or (ii) made any loans or advances to any person, other than ordinary advances for travel expenses.

(d)                                  For the purposes of subsection (b) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

(e)                                  All of the contracts, agreements and instruments to which the Company is a party are valid, binding and enforceable in accordance with their respective terms, except for those contracts, agreements and instruments the lack of validity, binding effect or enforceability of which would not have a Material Adverse Effect. The Company has performed all obligations required to be performed by it and is not in default under, or in breach of, nor in receipt of any claim of default or breach under any contract, agreement or instrument, except for such breaches or defaults, which either individually or in the aggregate, would not have a Material Adverse Effect, and the Company does not have any present expectation or intention of not fully performing all such obligations.  To the Company’s knowledge, no event has occurred which with the passage of time or the giving of notice or both would reasonably be expected to result in a default, breach or event of noncompliance by the Company under any contract, agreement or instrument.  The Company has no knowledge of any breach or anticipated breach by the other parties to any contract, agreement or instrument.

(f)                                    To the extent Purchaser has so requested in writing, it has been supplied with a true and correct copy of each of the written instruments, plans, contracts and agreements and an accurate description of each of the oral arrangements, contracts and agreements that are referred to on the Schedule of Exceptions pursuant to this Section 3.8, together with all amendments, waivers or other changes thereto.

(g)                                 The Company is not a party to and is not bound by any contract, agreement or instrument, or subject to any restriction under its Certificate of Incorporation or By-laws that, to its knowledge, adversely affects in any material respect, its business as currently conducted or as proposed to be conducted, or its properties or its financial condition.

(h)                                 The Company has not engaged in the past three months in any discussion (i) with any representative of any corporation or entity regarding the consolidation or merger of the Company with or into any such corporation or entity or the sale, conveyance or disposition of all or substantially all of the assets of the Company or a transaction or series of related transactions in which more than fifty percent of the voting power of the Company would be disposed of, or (ii) regarding any other form of acquisition, liquidation, dissolution or winding up to the Company.

3.9                               Obligations to Related Parties.  There are no obligations of the Company to officers, directors, stockholders, or employees of the Company other than (a) for payment of

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company, and (c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any Stock Incentive Plans).  The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

3.10                        Title to Properties and Assets; Liens, etc.  Except as set forth in the Schedule of Exceptions, the Company has good and marketable title to its properties and assets and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (a) those resulting from taxes which have not yet become delinquent, (b) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of the Company, and (c) those that have otherwise arisen in the ordinary course of business.  The Company is in compliance with all material terms of each lease to which it is a party or is otherwise bound.

3.11                        Patents and Trademarks.

(a)                                  As used in this Agreement, the term “Intellectual Property Rights” with respect to a party means all: (i) patents, patent applications, inventions and designs, and any registration thereof with any agency or authority; (ii) trademarks, service marks, trade names, franchises and copyrights and all registrations and applications to register any of the foregoing with any agency or authority; (iii) trade secrets including all formulae, processes, know-how, technical data, shop rights, and any media or other tangible embodiment thereof and all descriptions thereof; (iv) all other technology and intangible property, including without limitation computer programs in object code or source code form, databases, and documentation and flow charts; and (v) with respect to the Company, any licenses and other rights granted to or by the Company with respect to any of the foregoing, excluding licenses or agreements arising from the purchase of “off the shelf” or standard products.

(b)                                  The Schedule of Exceptions contains a complete and accurate list of all (i) patents, patent applications, trademarks, copyrights and service marks owned by the Company, identifying the title, filing dates, issue dates, docket or serial numbers, status and countries of issuance, and (ii) material licenses granted to or by the Company with respect to any of the Intellectual Property Rights owned or used by the Company.  The Company owns or possesses sufficient legal rights to all Intellectual Property Rights necessary for its business as now conducted and as presently proposed to be conducted.  To the Company’s knowledge, none of the activities conducted by the Company or proposed to be conducted by the Company infringes, violates or constitutes a misappropriation of the Intellectual Property Rights of any other person or entity.  In addition, to the Company’s knowledge, no other person or entity is infringing, violating or misappropriating any of the Intellectual Property Rights that the Company owns or has licensed.  The Company has not received any communications alleging that the Company has violated or, by conducting its business as presently conducted and as proposed to be conducted, would violate any of the Intellectual Property Rights of any other person or entity.  To the Company’s knowledge, no directors, officers or employees are obligated under any contract (including licenses, covenants or commitments of any nature) or other

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company or that would conflict with the Company’s business as presently conducted and as proposed to be conducted.  Neither the execution nor delivery of this Agreement or the Investors’ Rights Agreement, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as presently conducted and as proposed to be conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any director, officer or employee, is now obligated.  The Company does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Company, except for inventions, trade secrets or proprietary information that have been assigned to the Company and which are disclosed in the Schedule of Exceptions hereto.

(c)           The Company has taken commercially reasonable precautions (i) to protect its rights in its Intellectual Property Rights, and (ii) to maintain the confidentiality of its trade secrets, know-how and other confidential Intellectual Property Rights, and to the Company’s knowledge, there have been no acts or omissions by the officers, directors, stockholders, employees, consultants and advisors of the Company the result of which would be to materially compromise the rights of the Company to apply for, enforce and otherwise ensure the Company’s legal and equitable rights to all its Intellectual Property Rights.  Each employee and officer of the Company has executed the Proprietary Information and Inventions Agreement, substantially in the form attached hereto as Exhibit F (the “Proprietary Information and Inventions Agreement”).  Each of the Company’s consultants has executed a consulting agreement containing provisions relating to proprietary information and inventions substantially similar to those contained in the Proprietary Information and Inventions Agreement.

3.12        Compliance with Other Instruments.  The Company is not in violation or default of any term of its Certificate of Incorporation or By-laws, or of any provision of any mortgage, indenture, agreement, instrument or contract to which it is party or by which it is bound or of any judgment, decree, order, writ.  The execution of and performance of the transactions contemplated by this Agreement and the Investors’ Rights Agreement, and compliance with their respective provisions by the Company, will not (a) conflict with or violate any provision of the Certificate of Incorporation or By-laws of the Company; (b) require on the part of the Company any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (each of the foregoing is hereafter referred to as a “Governmental Entity”); (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, or other arrangement to which the Company is a party or by which the Company is bound or to which its assets are subject; (d) result in the imposition of any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law) upon any assets of the Company; or

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets.

3.13        Litigation.  There is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened against the Company that questions the validity of this Agreement, the Investors’ Rights Agreement or the right of the Company to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby, or which might result, either individually or in the aggregate, in any material adverse change in the business, assets, properties, operations, prospects or financial condition of the Company, financially or otherwise, or any change in the current equity ownership of the Company, nor is the Company aware that there is any basis for any of the foregoing.  The foregoing includes, without limitation, actions pending or threatened (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.  The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.  There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.

3.14        Tax Returns and Payments.  The Company has timely filed all foreign, federal, state, county and local income, excise or franchise tax returns, real estate and personal property tax returns, sales and use tax returns and other tax returns and reports required to be filed by it and such returns and reports are true and correct in all material respects.  All taxes shown to be due and payable on such returns, any assessments imposed, and to the Company’s knowledge all other taxes due and payable by the Company on or before the Closing, have been paid or will be paid prior to the time they become delinquent.  The Company has no knowledge of any liability of any tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for in the Financial Statements.  With regard to the income tax returns of the Company, the Company has not received notice of any audit or of any proposed deficiencies from any taxing authority, and no controversy with respect to taxes of any type is pending or, to the knowledge of the Company, threatened.  There are in effect no waivers of applicable statutes of limitations with respect to any taxes owed by the Company for any year.  There is no tax lien (other than for current taxes not yet due and payable), whether imposed by any federal, state or other taxing authority, outstanding against the assets, properties or business of the Company.  The Company has not elected pursuant to the Internal Revenue Code of 1986, as amended (the “Code”) to be treated as an “S corporation” pursuant to Section 1362(a) of the Code or a “collapsible corporation” pursuant to Section 341(f) of the Code, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation, or amortization) that would have a Material Adverse Effect.

3.15        Employees.  The Company has no collective bargaining agreements with any of its employees.  There is no labor union organizing activity pending or, to the Company’s knowledge, threatened with respect to the Company.  To the Company’s knowledge, no employee of the Company, nor any consultant with whom the Company has contracted, is in

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company because of the nature of the business to be conducted by the Company; and to the Company’s knowledge the continued employment by the Company of its present employees, and the performance of the Company’s contracts with its independent contractors, will not result in any such violation.  The Company has not received any notice alleging that any such violation has occurred.  No employee of the Company has been granted the right to continued employment by the Company or to any severance or other material compensation following termination of employment with the Company.  The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate his, her or their employment with the Company, nor does the Company have a present intention to terminate the employment of any officer, key employee or group of key employees.  The Company has complied in all material respects with all applicable laws relating to the employment of its personnel, including provisions relating to hours worked, wages, equal opportunity, collective bargaining and the payment of social security and other taxes.

3.16        Scientific Advisory Board.  Each member of the Company’s Scientific Advisory Board has executed a Consulting Agreement, substantially in the form attached hereto as Exhibit G.

3.17        Registration Rights.  Except as required pursuant to the Investors’ Rights Agreement, the Company is presently not under any obligation, and has not granted or agreed to grant any rights, to register (as defined in Section 1.1 of the Investors’ Rights Agreement) any of the Company’s presently outstanding securities or any of its securities that may hereafter be issued.

3.18        Compliance with Laws; Permits.  The Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof (including, without limitation, laws relating to the environment, ERISA (as defined in Section 3.24) and occupational health and safety) in respect of the conduct of its business or the ownership of its properties which violation would have a Material Adverse Effect.  No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement and the issuance of the Shares or the Conversion Shares, except such as have been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing, as will be filed in a timely manner.  The Company has all franchises, permits, licenses and any similar authorizations necessary for the conduct of its business as now being conducted by it, except for those franchises, permits, licenses or authorizations the lack of which could not have a Material Adverse Effect and which the Company believes it can obtain, without undue burden or expense.

3.19        Environment and Safety Laws.  To its knowledge, the Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and no material expenditures are required in order to comply with any such existing statute, law or regulation with respect to the operations of the Company as presently

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

conducted.  To the Company’s knowledge, no Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by the Company in violation of applicable law.  For purposes of the preceding sentence, “Hazardous Materials” shall mean (a) materials which are listed or otherwise defined as “hazardous” or “toxic” under any applicable local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials, or (b) any petroleum products or nuclear materials.

3.20        Offering Valid.  Assuming the accuracy of the representations and warranties of Purchaser contained in Section 4.2 hereof, the offer, sale and issuance of the Shares and the Conversion Shares will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.  Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Shares to any person or persons so as to bring the sale of such Shares by the Company within the registration provisions of the Securities Act.

3.21        Insurance.  The Company maintains valid policies of workers’ compensation insurance and of insurance with respect to its properties and business of the kinds and in the amounts customarily maintained by companies engaged in the same or similar business and similarly situated, including, without limitation, insurance against loss, damage, fire, casualty, theft, general public liability and other risks.

3.22        Brokerage.  There are no claims for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.

3.23        Disclosure.  Neither this Agreement nor any exhibits hereto, nor any report, certificate, or instrument furnished to Purchaser or its counsel in connection with the transactions contemplated by this Agreement, when read together, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statement contained herein or therein, in light of the circumstances under which they were made, not misleading.  Each projection and budget furnished to Purchaser or its counsel by the Company was prepared in good faith based on assumptions believed by the Company to be reasonable and represents the Company’s good faith estimate of future results based on information available as of the respective dates of the presentations and the budget; provided that no representation is made as to whether the financial results reflected in such projections or budget will in fact be achieved.

3.24        ERISA.  Except as set forth on the Schedule of Exceptions, the Company does not maintain any employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)).  To the extent that the Company does maintain any such employee benefit plans, each plan complies in all material

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

respects with (i) all applicable requirements of ERISA, and (ii) all applicable requirements of the Code.

3.25        Books and Records.  The minute books of the Company contain complete and accurate records of all meetings and other corporate actions of its stockholders and its Board of Directors and committees thereof.  The stock ledger of the Company is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of the Company.

3.26        Qualified Small Business.  To the best of its knowledge, the Company is a “qualified small business” within the meaning of Section 1202(d) of the Code, as of the date hereof and the Shares should qualify as “qualified small business stock” as defined in Section 1202(c) of the Code as of the date hereof.  As of the date hereof, the Company meets the “active business requirement” of Section 1202(e) of the Code, and it has made no “significant redemptions” within the meaning of Section 1202(c)(3)(B) of the Code.

3.27        Real Property Holding Company.  The Company is not a real property holding company within the meaning of Section 897 of the Code.

3.28        Investment Company.  The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and will not, as a result of the transactions contemplated hereby, become an “investment company”.

4.             REPRESENTATIONS AND WARRANTIES OF PURCHASER.

Purchaser hereby represents and warrants to the Company as follows (such representations and warranties do not lessen or obviate the representations and warranties of the Company set forth in this Agreement):

4.1          Requisite Power and Authority.  Purchaser has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement, the Investors’ Rights Agreement and the Instrument of Accession to the Voting Agreement in the form attached hereto as Exhibit D (the “Instrument of Accession”), and to carry out their respective provisions.  All action on Purchaser’s part required for the lawful execution and delivery of this Agreement, the Investors’ Rights Agreement and the Instrument of Accession has been or will be effectively taken prior to the Closing.  Upon their execution and delivery, this Agreement, the Investors’ Rights Agreement and the Instrument of Accession will be valid and binding obligations of Purchaser, enforceable in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, (b) general principles of equity that restrict the availability of equitable remedies, and (c) to the extent that the enforceability of the indemnification provisions of Section 2.9 of the Investors’ Rights Agreement may be limited by applicable laws.

4.2          Investment Representations.  Purchaser understands that neither the Shares nor the Conversion Shares have been registered under the Securities Act.  Purchaser also understands that the Shares are being offered and sold pursuant to an exemption from registration

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

contained in the Securities Act based in part upon Purchaser’s representations contained in this Agreement.  Purchaser hereby represents and warrants as follows:

(a)           Purchaser Bears Economic Risk.  Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of the investment in the Company and has the capacity to protect its own interests.  Purchaser must bear the economic risk of this investment indefinitely unless the Shares (or the Conversion Shares) are registered pursuant to the Securities Act, or an exemption from registration is available.  Purchaser understands that the Company has no present intention of registering the Shares, the Conversion Shares or any shares of its Common Stock.  Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Purchaser to transfer all or any portion of the Shares or the Conversion Shares under the circumstances, in the amounts or at the times Purchaser might propose.

(b)           Acquisition for Own Account.  Purchaser is acquiring the Shares and the Conversion Shares for Purchaser’s own account for investment only, and not with a view towards their distribution.

(c)           Purchaser Can Protect Its Interest.  Purchaser has, by reason of its, or of its management’s, business or financial experience, the capacity to protect its own interests in connection with the transactions contemplated in this Agreement, the Investors’ Rights Agreement and the Instrument of Accession.  Further, Purchaser is aware of no publication of any advertisement in connection with the transactions contemplated in this Agreement.

(d)           Accredited Investor.  Purchaser is an accredited investor within the meaning of Regulation D under the Securities Act.

(e)           Company Information.  Purchaser has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company’s operations and facilities.  Purchaser has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment.

(f)            Rule 144.  Purchaser acknowledges and agrees that the Shares, and, if issued, the Conversion Shares, must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.

(g)           Investment Decision Location.  The office of Purchaser in which its investment decision was made is located at the address of Purchaser as set forth in Section 7.8 hereof.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

4.3          Transfer Restrictions.  Purchaser acknowledges and agrees that the Shares and, if issued, the Conversion Shares are subject to restrictions on transfer as set forth in the Investors’ Rights Agreement.

4.4          Brokerage.  There are no claims for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Purchaser.

4.5          HSR.      Purchaser acknowledges and agrees that (a) its purchase of the Shares is made solely for purposes of investment, and (b) after the Closing, Purchaser will hold ten percent or less of the Company’s outstanding voting securities, and therefore its purchase of the Shares is exempt from notification obligations under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, pursuant to (i) 15 U.S.C. 18a(c)(9) or (ii) 16 C.F.R. Section 802.9.

5.             CONDITIONS TO CLOSING.

5.1          Conditions to Obligations of Purchaser.  Purchaser’s obligations to purchase the Shares at the Closing are subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

(a)           Representations and Warranties True.  The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all material respects (except for those representations and warranties that are qualified as to materiality,  Material Adverse Effect or any similar materiality qualifier which shall be true and correct in all respects) on and as of the Closing Date, with the same force and effect as if they had been made on and as of the Closing Date, except for the representations and warranties that are made as of a certain date which shall be true and correct as of that certain date.

(b)           Performance of Obligations.  The Company shall have performed and complied with all agreements, obligations and conditions contained herein required to be performed or complied with by it on or prior to the Closing.

(c)           Consents, Permits, and Waivers.  The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement and the Investors’ Rights Agreement (except for such as may be properly obtained subsequent to the Closing).

(d)           Filing of Restated Certificate of Incorporation.  The Restated Certificate of Incorporation shall have been filed with the Secretary of State of the State of Delaware and shall continue to be in full force and effect as of the Closing Date.

(e)           Corporate Documents.  The Company shall have delivered to Purchaser or its counsel, copies of all corporate documents of the Company as Purchaser shall reasonably request.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(f)            Reservation of Conversion Shares.  The Conversion Shares issuable upon conversion of the Shares shall have been duly authorized and reserved for issuance upon such conversion.

(g)           Certificates and Documents.  Prior to the Closing, the Company shall have delivered to Purchaser:

(i)            Certificates, dated no more than five days prior to the Closing Date, as to the corporate good standing of the Company issued by the Secretary of State of Delaware and the Secretary of the Commonwealth of Massachusetts;

(ii)           Compliance Certificate executed by the Chief Executive Officer of the Company, dated as of the Closing Date, certifying as to the fulfillment of the conditions specified in Sections 5.1(a) through 5.1(f) of this Agreement.

(iii)         Certificate of the Secretary of the Company, dated as of the Closing Date, certifying as to (A) the incumbency of the Company’s principal officers, (B) a copy of the Certificate of Incorporation, certified by the Secretary of State of the State of Delaware, as in effect immediately prior to the Closing Date, (C) a copy of the By-laws of the Company, as in effect on and as of the Closing Date, and (D) a copy of the resolutions of the Board of Directors and the stockholders of the Company, authorizing and approving all matters in connection with this Agreement, the Investors’ Rights Agreement and the transactions contemplated hereby and thereby.

(h)           Investors’ Rights Agreement.  An Eighth Amended and Restated Investors’ Rights Agreement substantially in the form attached hereto as Exhibit B shall have been executed and delivered by the Company and the parties thereto.

(i)            Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated hereby at the Closing and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to Purchaser and its counsel, and Purchaser and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

(j)            Legal Opinion.  Purchaser shall have received from Company counsel an opinion addressed to Purchaser, dated as of the Closing Date, in substantially the form attached hereto as Exhibit E.

5.2          Conditions to Obligations of the Company.  The Company’s obligation to issue and sell the Shares at the Closing is subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

(a)           Representations and Warranties True.  The representations and warranties made by Purchaser in Section 4 hereof shall be true and correct on and as of the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Closing Date, with the same force and effect as if they had been made on and as of the Closing Date.

(b)           Performance of Obligations. Purchaser shall have performed and complied with all agreements, obligations and conditions contained herein required to be performed or complied with by Purchaser on or prior to the Closing.

(c)           Investors’ Rights Agreement.  An Eighth Amended and Restated Investors’ Rights Agreement substantially in the form attached hereto as Exhibit B shall have been executed and delivered by the Investors named therein.

(d)           Instrument of Accession.  An Instrument of Accession in the form attached hereto as Exhibit D shall have been executed and delivered by Purchaser.

(e)           Consents, Permits, and Waivers.  The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement and the Investors’ Rights Agreement (except for such as may be properly obtained subsequent to the Closing).

6.             MISCELLANEOUS.

6.1          Governing Law.  Except to the extent that any provision of this Agreement is contrary to any mandatory provision of the Delaware General Corporation Law (in which case such mandatory statutory provision shall apply), this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and the laws of the United States applicable therein (without giving effect to any choice or conflict of laws provision or rule that would cause the application of the laws of any other jurisdiction) and shall be treated in all respects as a Massachusetts contract.  Any action, suit or proceeding arising out of or relating to this Agreement shall be brought in the courts of the Commonwealth of Massachusetts and each of the parties hereto hereby irrevocably submits (i) in the case of a suit or proceeding to which the Company is a party, to the exclusive jurisdiction of such courts and (ii) in the case of a suit or proceeding to which the Company is not a party, to the non-exclusive jurisdiction of such courts.

6.2          Survival.  The representations, warranties, covenants and agreements made herein shall survive any investigation made by Purchaser and the execution and delivery of this Agreement and the closing of the transactions contemplated hereby for a period of three (3) years following the Closing Date.  All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

6.3          Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Shares from time to time.  Nothing in

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.4          Entire Agreement.  This Agreement, the Exhibits and Schedules hereto, the Investors’ Rights Agreement, the Instrument of Accession and the other documents delivered pursuant hereto or thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and supersede all prior agreements and understandings among the parties, written or oral, with respect thereto.  No party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

6.5          Severability.  In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6.6          Amendment and Waiver.

(a)           This Agreement may be amended or modified only upon the written consent of the Company and holders of at least a majority of the then outstanding Shares (treated as if converted and including any Conversion Shares into which the Shares have been converted that have not been sold to the public).

(b)           The obligations of the Company and the rights of the holders of the Shares and the Conversion Shares under this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the holders of at least a majority of the then outstanding Shares (treated as if converted and including any Conversion Shares into which the Shares have been converted that have not been sold to the public).  No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

6.7          Delays or Omissions.  It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, the Investors’ Rights Agreement, the Voting Agreement or the Restated Certificate of Incorporation, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.  It is further agreed that any waiver, permit, consent or approval of any kind or character on Purchaser’s part of any breach, default or noncompliance under this Agreement, the Investors’ Rights Agreement, the Voting Agreement or under the Restated Certificate of Incorporation or any waiver on such party’s part of any provisions or conditions of this Agreement, the Investors’ Rights Agreement, the Voting Agreement or the Restated Certificate of Incorporation must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement, the Investors’ Rights Agreement, the Voting Agreement

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

and the Restated Certificate of Incorporation, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

6.8          Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given:  (a) upon personal delivery to the party to be notified, (b) when sent by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or by electronic mail, if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the party at such party’s address as set forth below or as subsequently modified by ten (10) days advance written notice to the other parties hereto, as follows:

(a) if to the Company, to:

Ironwood Pharmaceuticals, Inc.
320 Bent Street
Cambridge, MA 02141
Telephone:	(617) 621-7722
Facsimile:	(617) 494-0908
Email:	hgilbert@ironwoodpharma.com

or at such other address or addresses as may have been furnished in writing by the Company to Purchaser,

(b) if to Purchaser, to:

Laboratorios Almirall, S.A.
General Mitre, 151
08022 Barcelona (Spain)
Fax: (+34) 93 291 3569
Attn: Chief Executive for Corporate Development and Finance

With a copy to:

Laboratorios Almirall, S.A.
General Mitre, 151
08022 Barcelona (Spain)
Fax: (+34) 93 291 3561
Attn: Legal Director

6.9          Expenses.  Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

6.10        Attorneys’ Fees.  In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

6.11        Titles and Subtitles.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

6.12        Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  This Agreement may be executed by facsimile signatures.

6.13        Confidentiality.  Each party hereto agrees that, except with the prior written consent of the other party, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the other parties to which such party has been or shall become privy by reason of this Agreement, the Investors’ Rights Agreement or the Voting Agreement, discussions or negotiations relating to this Agreement, the Investors’ Rights Agreement or the Voting Agreement, the performance of its obligations hereunder or the ownership of the Shares purchased hereunder; provided, however, that Purchaser may disclose confidential information, knowledge or data concerning or relating to the business or financial affairs of the Company (i) to its attorneys, accountants and consultants, to the extent necessary to obtain their services in connection with monitoring its investment in the Company, provided that such attorney, accountant or consultant is legally obligated not to use or disclose any such information, knowledge or data or (ii) as may otherwise be required by law, provided that Purchaser takes reasonable steps to minimize the extent of any such required disclosure.  The provisions of this Section 7.14 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the parties hereto.

6.14        Pronouns.  All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as the identity of the parties hereto may require.

[Remainder of this page is intentionally blank.]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

IN WITNESS WHEREOF, the parties hereto have executed the SERIES I CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

Company:

IRONWOOD PHARMACEUTICALS, INC.

By:
Peter M. Hecht
Chief Executive Officer

Purchaser:

LABORATORIOS ALMIRALL, S.A.

By:

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

SCHEDULE 1.66

LICENSED COMPOUND

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[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

SCHEDULE 6.2(a)

IRONWOOD PATENT RIGHTS

C’try	Application No./ Publ’n or Patent No.	Title	Filing Date	Status
EP	04706011.6 EP 1 594 517 (granted 6/20/07)	Methods and Compositions for the Treatment of Gastrointestinal Disorders	1/28/04	Granted
EP	07011869.0 EP 1 911 763 (publ. 4/16/08)	Methods and Compositions for the Treatment of Gastrointestinal Disorders	6/18/07	Pending
NO	2005 3864	Methods and Compositions for the Treatment of Gastrointestinal Disorders	1/24/08	Pending
RU	2005127058	Methods and Compositions for the Treatment of Gastrointestinal Disorders	1/28/04	Granted
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EP	09154673.9 (not yet published)	Methods and Compositions for the Treatment of Gastrointestinal Disorders	3/9/09	Pending
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EP	06789923.7 EP 1 940 441 (publ. 7/9/08)	Methods and Compositions for the Treatment of Gastrointestinal Disorders	8/21/06	Pending
EP	07 757 495.2 EP 1 996 218 (publ. 9/7/07)	Methods and Compositions for the Treatment of Gastrointestinal Disorders	2/26/06	Pending
WO	PCT/US2008/54972 WO2008/106429 (publ. 9/4/08)	Methods and Compositions for the Treatment of Heart Failure and Other Disorders	2/26/08	Pending
WO	PCT/US2008/61205 WO 2008/137318 (publ. 11/13/08)	Compositions and Methods for Treating Disorders Related to Salt or Fluid Retention	4/23/08	Pending
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[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

SCHEDULE 6.3(b)

PRODUCTS

[**]

Trademark	Molecule/s	Indication	Therapeutic group (ATC4)

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[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.